UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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COMPUTER HORIZONS CORP.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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COMPUTER HORIZONS CORP.
2001 Route 46 East, Suite 310
Parsippany, New Jersey 07054

  January 5, 2009

Dear Shareholder:

You are cordially invited to attend an annual meeting of the shareholders of Computer Horizons Corp., a New York corporation, to be held on February 10, 2009, at 10:00 a.m. local time, at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022.

The principal business matters to be considered at the meeting will be proposals (1) to approve, subject to final action by the Board of Directors, an amendment to our Certificate of Incorporation whereby the Company will effect a 1-for-500 reverse stock split (the “Reverse Stock Split”) such that shareholders owning of record fewer than 500 shares of common stock, par value $0.10 per share (the “Common Stock”) will have such shares cancelled and converted into the right to receive $0.30 for each share of Common Stock held of record prior to the Reverse Stock Split; (2) to approve, subject to shareholder approval of the proposal described in (1) above and final action by the Board of Directors, to take effect immediately following the Reverse Stock Split, an amendment to our Certificate of Incorporation whereby the Company will effect a 500-for-1 forward stock split of our outstanding Common Stock; (3) to elect five members of the Board of Directors of the Company to serve until the next annual meeting of shareholders and until their successors are elected and qualify; (4) to ratify the appointment of the accounting firm of Amper, Politziner & Mattia, LLP (“APM”) as the Company’s independent auditors for the year ending December 31, 2008; and (5) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Details of the proposals are set forth in the enclosed proxy statement, which you are urged to read carefully. The Board of Directors believes that the proposals are in the best interests of the Company and its shareholders. In arriving at its decision to recommend the proposals, the Board of Directors carefully reviewed and considered the terms and conditions of the proposals and the factors described in the enclosed proxy statement.

Your Board of Directors has unanimously approved each of the proposals and recommends that the holders of common stock vote FOR the approval of each of the proposals.

The Board of Directors has fixed December 31, 2008 as the record date for the annual meeting. Only shareholders of record at the close of business on that date will receive notice of and be entitled to vote at the annual meeting. All shareholders are cordially invited to attend the annual meeting.

i

If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting. If you do not attend the annual meeting, you may still revoke your proxy at any time prior to the annual meeting by providing a later dated proxy or by providing written notice of your revocation to our company’s Secretary. Your prompt cooperation will be greatly appreciated.

The notice and proxy statement are first being mailed to our shareholders on or about January 5, 2009.

Please follow the voting instructions on the enclosed proxy card to vote by mail.

By Order of the Board of Directors
Michael C. Caulfield
Secretary

If it is convenient for you to do so, we hope you will attend the meeting.  If you cannot attend, we urge you to vote online as noted on the enclosed proxy card, or fill out the enclosed proxy card and return it to us in the envelope provided.  No postage is required if mailed in the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction proposed herein or determined if this Proxy Statement is truthful or complete. The Commission has not passed upon the fairness or merits of the transactions contemplated hereby nor upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is a criminal offense.

COMPUTER HORIZONS CORP.
2001 Route 46 East, Suite 310
Parsippany, New Jersey 07054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of Computer Horizons Corp., a New York corporation, (the “Company”) will be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP located in Park Avenue Tower, 65 East 55th Street, New York, New York 10022, on Tuesday, February 10, 2009 at 10:00 a.m., local time, or at the adjournment or postponement thereof, for the following purposes:

1. To approve, subject to final action by the Board of Directors, an amendment to our Certificate of Incorporation whereby the Company will effect a 1-for-500 reverse stock split (the “Reverse Stock Split”), such that shareholders owning of record fewer than 500 shares of common stock, par value $0.10 per share (the “Common Stock”) will have such shares cancelled and converted into the right to receive $0.30 for each share of Common Stock held of record prior to the Reverse Stock Split;

2. To approve, subject to shareholder approval of the proposal described in (1) above and final action by the Board of Directors, to take effect immediately following the Reverse Stock Split, an amendment to our Certificate of Incorporation whereby the Company will effect a 500-for-1 forward stock split of our outstanding Common Stock;

3. To elect five (5) members of the Board of Directors of the Company to serve until the next annual meeting of shareholders and until their successors are elected and qualify;

4. To ratify the appointment of the accounting firm of Amper, Politziner & Mattia, LLP (“APM”) as the Company’s independent auditors for the year ending December 31, 2008; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on December 31, 2008 are entitled to notice of and to vote at the meeting or any adjournment thereof.  A list of shareholders entitled to vote at the meeting will be available for inspection at our offices.  If you have any further questions concerning the meeting or any proposals, please contact Michael C. Caulfield at (973) 257-5030.

By Order of the Board of Directors,

MICHAEL C. CAULFIELD
Secretary

Parsippany, New Jersey
 January 5, 2009

TABLE OF CONTENTS

v

SUMMARY OF TERMS OF THE REVERSE/FORWARD STOCK SPLIT

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you.  To better understand the terms and conditions of the Reverse/Forward Stock Split and the consequent amendments to our Certificate of Incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

•	The Company’s Board of Directors has authorized amendments to the Company’s Certificate of Incorporation that would

o	effect a 1-for-500 reverse stock split of our Common Stock, $.10 par value (the “Reverse Stock Split”); and

o	effect a 500-for-1 forward stock split (the “Forward Stock Split” and together with the Reverse Stock Split, the “Reverse/Forward Stock Split”).

•
Although the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both proposals are approved by the shareholders.

•
The Reverse/Forward Stock Split is intended to take effect, subject to shareholder approval and subsequent final action by our Board of Directors, on the date the Company files Certificates of Amendment to our Certificate of Incorporation with the Secretary of State of the State of New York, or on any later date that the Company may specify in such Certificates of Amendment (the “Effective Date”), the forms of which are attached hereto as Annex A-1 and Annex A-2. Our Board of Directors has retained the authority to determine whether and when to file the amendments to our Certificate of Incorporation with the Secretary of State of the State of New York to effect the Reverse/Forward Stock Split, notwithstanding the authorization of the Reverse/Forward Stock Split by our shareholders (see “Special Factors – Certain Effects of Reverse/Forward Stock Split on the Company’s Shareholders – Board Discretion” on page 20.) The Company expects the Effective Date to be as soon as practicable following the Annual Meeting, subject to shareholder approval and final action by the Board of Directors.

•
Shareholders owning of record fewer than 500 shares of the Common Stock immediately before the Reverse Stock Split (the “Cashed Out Shareholders”), upon filing of the Certificates of Amendment as discussed above, will receive the right to receive $0.30 for each share of Common Stock such shareholder held of record immediately before the Reverse Stock Split.  As a result, any person whose shareholdings in the Company immediately before the Reverse Stock Split consist of record ownership of fewer than 500 shares of Common Stock will no longer be a shareholder of the Company.  No new certificates representing fractional shares will be issued (see “Special Factors – Certain Effects of Reverse/Forward Stock Split on the Company’s Shareholders” on page 19).

•
Shareholders holding of record 500 or more shares of Common Stock immediately before the Reverse/Forward Stock Split (the “Continuing Shareholders”) will continue to hold the same number of shares after the completion of the Reverse/Forward Stock Split and will not receive any cash payment.

•
The consideration of $0.30 per share on a pre-split basis to be received by Cashed Out Shareholders is based primarily upon the estimated value of the Company’s net assets in liquidation, consideration of the recent trading price of the Common Stock and the range of fairness as determined by Hempstead & Co., Inc., the Company's financial advisor (see “Special Factors – Background” on page 6; and “ – Fairness of the Reverse/Forward Stock Split Proposal” on page 12).

•
Any person whose shareholdings in the Company consist of record ownership of fewer than 500 shares of Common Stock may retain an equity interest in the Company after the Effective Date by purchasing, prior to the Effective Date, a sufficient number of shares of Common Stock so that the shareholder’s total number of shares held of record immediately prior to the Reverse Stock Split is equal to or greater than 500 or by transferring its shares to a bank, brokerage firm or other nominee so as to become a beneficial owner of such shares owning them in “street name” through such nominee. (See “Proposals I and II – Amendments to the Company's Certificate of Incorporation to Effect a 1-for-500 Reverse Stock Split and to Effect a 500-for-1 Forward Stock Split – Payment for Fractional Shares” on page 37).

•
The principal purpose of the Reverse/Forward Stock Split is to reduce the number of shareholders of record of the Company’s Common Stock to fewer than 300, enabling the Company to terminate its status as a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and thereby eliminate the significant expenses associated with being a reporting company (see “Special Factors – Purpose and Reasons for the Reverse/Forward Stock Split” on page 4).

•
A principal advantage of the Reverse/Forward Stock Split to Cashed Out Shareholders is that the Company will purchase their fractional shares of Common Stock without charging brokerage commissions or other costs normally associated with the sale of securities (see “Special Factors – Certain Effects of Reverse/Forward Stock Split on the Company’s Shareholders” on page 19).

•
The principal disadvantage of the Reverse/Forward Stock Split is that many of the Company’s shareholders will cease to be shareholders following the Reverse/Forward Stock Split and will not receive certain benefits of the Reverse/Forward Stock Split (see “Special Factors – Certain Effects of Reverse/Forward Stock Split on the Company’s Shareholders” on page 19).

•
Approval of the amendments to the Certificate of Incorporation to effect the Reverse/Forward Stock Split will require approval by holders of a majority of the outstanding shares of Common Stock (see “Proposals I and II – Amendments to the Company's Certificate of Incorporation to Effect a 1-for-500 Reverse Stock Split and to Effect a 500-for-1 Forward Stock Split – Vote Required” on page 37).

•
Our Board of Directors has retained the authority to determine whether and when to file the amendments to our Certificate of Incorporation with the Secretary of State of the State of New York to effect the Reverse/Forward Stock Split, notwithstanding the authorization of the Reverse/Forward Stock Split our shareholders. Our Board of Directors may abandon the Reverse/Forward Stock Split at any time or may proceed with the Reverse/Forward Stock Split at any time without further notice to or action on the part of our shareholders (see “Special Factors – Certain Effects of Reverse/Forward Stock Split on the Company’s Shareholders – Board Discretion” on page 20.)

•
Each shareholder whose fractional share is repurchased by the Company will recognize gain or loss for federal income tax purposes measured by the difference between the shareholder’s basis in the fractional share and the cash consideration received for the fractional share.  The gain or loss will be capital gain or loss if the share was held as a capital asset (see “Special Factors – Federal Income Tax Consequences” on page 22).

•
Under the New York Business Corporation Law, shareholders do not have the right to dissent and demand payment for their shares (see “Proposals I and II – Amendments to the Company's Certificate of Incorporation to Effect a 1-for-500 Reverse Stock Split and to Effect a 500-for-1 Forward Stock Split – Appraisal and Dissenters’ Rights” on page 38).

•
The Company’s Board of Directors has concluded that the Reverse/Forward Stock Split is fair to the Company’s shareholders, including the unaffiliated shareholders of the Company.  This conclusion was based on the analysis of several factors described in detail in this Proxy Statement in the section captioned “Special Factors – Fairness of the Reverse/Forward Stock Split Proposal” on page 9 and the fairness opinion delivered by Hempstead & Co. Inc. described in the section captioned “Special Factors – Fairness Opinion of Financial Advisor” on page 12.

•
Whether or not the shareholders approve the Reverse/Forward Stock Split, the final liquidating distribution will not be made to shareholders until final resolution of the legal proceedings disclosed in the section of this Proxy Statement titled “Background—Legal Proceedings” and the expiration of the applicable federal and state statutes of limitations related to tax matters. Based on the date the Company discontinued its operations, the Company believes those statutes of limitations will expire in three to five years. (See “Special Factors – Certain Effects of Reverse/Forward Stock Split on the Company’s Shareholders” on page 19).

•
There are currently 33,837,284 shares of Common Stock outstanding and there were 883 shareholders of record as of November 18, 2008. The Company estimates that after the Reverse/Forward Stock Split is effected, the number of shares of Common Stock outstanding will be approximately 33,767,511 shares in the hands of approximately 256 shareholders of record.  The total number of fractional shares to be purchased is estimated to be equivalent to approximately 69,693 shares of Common Stock on a pre-split basis at a cost of approximately $20,908.  However, this is only an estimate and the exact number of shares that will be purchased in connection with the Reverse/Forward Stock Split will be determined on the Effective Date.

SPECIAL FACTORS

Purpose and Reasons for the Reverse/Forward Stock Split

The reason for the Reverse/Forward Stock Split is to relieve the Company of the costs and burdens of remaining a public company and to reduce the costs associated with servicing many small shareholder accounts.  At a Special Meeting held on February 14, 2007, the shareholders of the Company approved the sales of the Company’s Chimes, Inc. subsidiary to an affiliate of Axium International and the Company’s Commercial Division to an affiliate of Allegis Group (the “Asset Sales”).  At the Special Meeting, the shareholders of the Company also approved a proposed plan of complete liquidation and dissolution of the Company.  The Company began implementing the plan of complete liquidation and dissolution after both the Chimes and Commercial Asset Sales were completed on February 16, 2007.

The Board of Directors believes that there are considerable costs and burdens to the Company in remaining a public reporting company.  To comply with its obligations under the Exchange Act, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies.  Examples of direct cost savings from termination of registration of the Common Stock include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the company’s private status; and reduction in direct expenses such as word processing and preparing electronic filings in the EDGAR format prescribed by the Securities and Exchange Commission (the “SEC” or the “Commission”).  The Company has determined that there will be a reduction in audit and legal fees once the Company is no longer subject to the reporting requirements of the Exchange Act.  The Company also incurs indirect costs as a result of executive time expended to prepare and review such Exchange Act filings.  Ceasing registration of the Common Stock is expected to substantially reduce many of these costs.

The Company also expects the Reverse/Forward Stock Split to reduce the cost of servicing shareholder accounts.  The costs of printing and mailing materials to shareholders increases for each shareholder account, regardless of the number of shares held by the shareholder.  Many of the Company’s shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings.

The Reverse/Forward Stock Split would not only reduce these servicing expenses, but would also provide a cash payment to holders of record of fewer than 500 shares for their interest in the Company.  Shareholders owning 500 or more shares would receive no cash payments and would continue as shareholders of the Company holding the same number of shares as were held by them immediately before the Reverse/Forward Stock Split.

Based on its experience, the Board of Directors believes that, after giving effect to the estimated costs of the transaction, total savings of approximately $200,000 in previously estimated costs of continuing as a public company during the remaining liquidation period may be realized by going private, as follows:

“Going Dark” Cost Savings
Accounting Fees	$172,500
Personnel Costs	30,000
Legal Fees	17,000
EDGAR Costs	15,000
Miscellaneous	500
Costs Associated with Going Dark	(35,000)
Total	200,000

These amounts, however, are just estimates, and the actual savings to be realized may be higher or lower than such estimates, based upon, among other things, completing the liquidation process within the next 18 months.

Because the Company is in the process of liquidating its assets, management believes that it is not a question of whether it will cease to be a reporting company, but rather when it will do so.

If the Reverse Stock Spit and Forward Stock Split are approved and implemented, the Company believes that thereafter the number of shareholders of record will be fewer than 300.  The Company intends to terminate the registration of its Common Stock under the Exchange Act pursuant to Section 12(g)(4) of the Exchange Act.  Following the Reverse/Forward Stock Split, the decision by the Company to terminate Exchange Act registration upon implementation of the Reverse/Forward Stock Split does not require shareholder approval and will not be voted on at the Annual Meeting.  The Company’s duty to file periodic reports with the SEC, such as quarterly and annual reports, will be suspended once the Company has fewer than 300 shareholders of record and has filed the appropriate form with the SEC. However, the Company currently intends to continue to provide shareholders with summary annual audited financial statements and quarterly financial information, and periodic updates when determined to be appropriate by the Board of Directors with respect to material events affecting the plan of liquidation of the Company.  This information will not be as detailed or extensive as the information the Company has been required to file with the SEC or has provided to its shareholders in the past.

In consideration of the aforementioned reasons, the Company’s Board of Directors on August 18 and November 21, 2008, approved, subject to approval by the Company’s shareholders and final action by the Board of Directors, amendments to the Company’s Certificate of Incorporation to effect the Reverse/Forward Stock Split.

No unaffiliated representative has been retained to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Reverse/Forward Stock Split.  Additionally, the Board made no specific provision to grant unaffiliated shareholders access to the Company’s corporate files, except as may be required by the New York Business Corporation Law, or to obtain counsel or appraisal services at the Company’s expense.

Background

At a Special Meeting held on February 14, 2007, the shareholders of the Company approved the sales of the Company’s Chimes, Inc. subsidiary to an affiliate of Axium International and the Company’s Commercial Division to an affiliate of Allegis Group (the “Asset Sales”).  At the Special Meeting, the shareholders of the Company also approved a proposed plan of complete liquidation and dissolution of the Company.  The Company began implementing the complete liquidation and dissolution of the Company after both the Chimes and Commercial Asset Sales were completed on February 16, 2007. On March 5, 2007, the Company announced an initial liquidating distribution of $4.00 per share to its common shareholders, which was paid March 27, 2007 to shareholders of record as of the close of business on March 16, 2007.  On December 19, 2007, the Company announced a second liquidating distribution of $.30 per share to its common shareholders, which was paid on February 11, 2008 to shareholders of record as of the close of business on January 15, 2008.  These first and second liquidating distributions are part of what is expected to be a series of liquidating distributions pursuant to the plan of complete liquidation and dissolution.

The aggregate amount of distributions to our shareholders was expected to be in the range of $4.68 to $4.78 per share of Common Stock as of February 16, 2007, the date of the Asset Sales. At that time, the Company’s net assets in liquidation were approximately $170 million.  The net assets in liquidation total was then divided by the shares of Common Stock outstanding on a fully diluted basis, which yielded a result of $4.77 per share. In the most advantageous of circumstances, it was estimated that expenses had the potential to be less than anticipated at the time of conversion to liquidation accounting, and therefore the upper end of the distribution range was estimated to be $4.78. It was estimated that a downside risk of $6 million existed, consisting of $2 million for the net working capital adjustment with TEKsystems (an entry was made to record this liability in the first quarter of 2007), $3 million relating to disputed items with TEKsystems relating to Canadian taxes and NOL’s, and an additional $1 million for costs associated with litigation.

As a result of the settlement described under “Information about Computer Horizons Corp.—Legal Proceedings,” in the third quarter of 2008, the Company recorded the disposition of the refundable income tax credit, the deferred cash receipts, and the net working capital adjustment.  The net result was a $2.7 million dollar reduction in net assets in liquidation.  Based on this reduction in net assets in liquidation the aggregate amount of distributions to the Company’s shareholders is now expected to be in the range of $4.63 to $4.70 per share of Common Stock.

The Company has had limited staff since completing the Asset Sales and since that time such staff has initially been focused on various other matters facing the Company, particularly the resolution of litigation with purchasers in the Asset Sales.  The resolution of one such litigation and the prospect of resolving another have enabled the Company to allocate the staff time and attention needed to consider and address the de-registration process under the Exchange Act.

As a result of the adoption of the Company’s plan of complete liquidation and dissolution, the Company adopted the liquidation basis of accounting effective February 17, 2007, whereby assets are valued at their net realizable values and liabilities are valued at their estimated settlement amounts.  The valuation of assets and liabilities requires many estimates and assumptions by management.

Board Deliberations

At the Board of Directors’ meeting on June 3, 2008, the Board of Directors determined that it might be desirable for the Company to cease to be a reporting company under the Exchange Act and directed management to confer with outside legal counsel concerning the possibility of effecting a reverse stock split as well as other options for taking the Company private.  After discussion with legal counsel of the options available, management determined that a reverse stock split was the most feasible in the Company’s current situation.  By direction of the Board of Directors, management requested legal counsel to assist the Company in pursuing the proposed Reverse/Forward Stock Split.

On or about June 25, 2008, the Board of Directors retained Hempstead & Co. Inc. (“Hempstead”) to render a fairness opinion concerning the fairness of the consideration proposed to be paid to Cashed Out Shareholders in connection with the Reverse Stock Split. The terms of Hempstead’s representation can be found below under “Fairness Opinion of Financial Advisor.”

At the August 18, 2008 meeting of the Board of Directors, the Board reviewed with legal counsel the duties of directors under New York law in evaluating a reverse/forward stock split and discussed the preparation of documents to be filed with the SEC in this regard.

The Board also reviewed with a representative of Hempstead its fairness opinion and related analysis concerning the fairness of the consideration proposed to be paid to Cashed Out Shareholders in connection with the Reverse Stock Split (which fairness opinion and related analysis was subsequently updated as described below).

The Board noted that since the adoption of the plan of complete liquidation and dissolution on February 14, 2007, the Company had not received any bona fide offers from any person for (i) the merger or consolidation of the Company into or with any person, (ii) the sale or other transfer of all or any substantial part of the assets of the Company, or (iii) the purchase of securities of the Company which would enable the holder thereof to exercise control of the Company.  During this period the Company did not solicit any third party offers to merge or acquire the Company, nor did it authorize any member of the Board of Directors or unaffiliated party to do so.

Management recommended that a ratio of 1-to-500 would reduce the number of record shareholders to a level sufficiently below 300 to allow adequate margin for any increase in the number of shareholders that might occur prior to or after the effectiveness of a reverse stock split (for example, as a result of holders with shares in “street name” requesting that share certificates be issued in their own name, or persons other than current shareholders acquiring shares).

The Board of Directors of the Company by unanimous vote on August 18, 2008, with no member of the Board of Directors dissenting or abstaining from such approval, adopted a resolution declaring the terms and conditions of the Reverse/Forward Stock Split to be advisable, directing that proposed amendments to the Certificate of Incorporation of the Company effecting the Reverse/Forward Stock Split be submitted to the shareholders of the Company for consideration and authorized and directed management of the Company to file a preliminary proxy statement with the SEC, and to effect any other filings and take all other corporate actions necessary or appropriate in connection therewith.

Subsequent to the Board action taken on August 18, 2008, the Company and TEKsystems agreed to settle the litigation between them, as described under “Information about Computer Horizons Corp.—The Asset Sales.”  The Company recorded the disposition of the refundable income tax credit, the deferred cash receipts, and the Net Working Capital adjustment that were in dispute, resulting in a $2.7 million reduction in net assets in liquidation.  Based on this reduction in net assets in liquidation, the Company now estimates the aggregate amount of distributions to the Company’s shareholders to be in the range of $4.63 to $4.70 per share of Common Stock.

The Board of Directors met on November 4, 2008 and determined that it was in the best interests of the Company to re-visit the consideration to paid to Cashed Out Shareholders in connection with the Reverse/Forward Stock Split, in light of the $2.7 million reduction in net assets in liquidation and revised estimate of aggregate distributions to shareholders.  The Board tentatively proposed a payment of $0.30 per pre-split share to Cashed-Out Shareholders, subject to further advice from Hemptstead.

On or about November 5, 2008, the Company requested Hempstead to update its fairness opinion to take into account the recent settlement with TEKsystems, reduction in net assets in liquidation and revised estimate of aggregate distributions to shareholders, referred to above.

At a meeting of the Board of Directors on November 21, 2008, Hempstead delivered its updated fairness opinion to the Board, which concluded that the cash consideration proposed to be paid to the Cashed Out Shareholders in connection with the Reverse Stock Split of $0.30 per share is fair, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of the Company.  The Board adopted the fairness opinion and analysis of Hempstead as its own, and approved the $0.30 per share to be paid to Cashed Out Shareholders by unanimous vote, with no member of the Board of Directors dissenting or abstaining.

The Company and its Board of Directors are proposing the Reverse/Forward Stock Split at this time because:

•	the Company is in liquidation and is no longer an operating company;

•	the cost of remaining a public company is significant, especially in relation to the remaining net assets and status of the Company; and

•	the Company’s net assets in liquidation will be increased by any cost savings.

If the shareholders approve the Reverse/Forward Stock Split, subject to final action by the Board of Directors, the Company will file certificates of amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of New York in substantially the forms attached hereto as Annex A-1 and Annex A-2.  The Reverse/Forward Stock Split will become effective on the date the amendments are filed with the Secretary of State of the State of New York, or such later date as is specified in the filing (the “Effective Date”).  The Company expects the amendments to become effective as soon as practicable following the Annual Meeting, subject to final action by the Board of Directors.

Alternatives Considered by the Board of Directors

The Board of Directors considered alternative transactions to reduce the number of shareholders but ultimately determined that the Reverse/Forward Stock Split was the preferred method.  The Board of Directors considered the following alternative strategies:

Issuer Tender Offer.  The Board of Directors considered an issuer tender offer to repurchase shares of the Company’s outstanding Common Stock.  The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature.  The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of record holders below 300, to reduce its administrative costs related to servicing shareholders who own a relatively small number of shares and to terminate its SEC reporting requirements.  The Board was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares.  In addition, the Board considered the cost of completing the tender offer, which could be significant in relation to the value of the shares sought to be purchased.

Purchase of Shares in the Open Market.  There is a limited trading market for the Common Stock with little liquidity and there would be no way to ascertain whether purchases would result in a smaller number of record shareholders; therefore, the Board of Directors believes it would be highly unlikely that shares could be acquired by the Company from a sufficient number of holders to accomplish the Board’s objectives.

Continuing As Is. Finally, the Board of Directors considered taking no action to reduce the number of shareholders of the Company.  However, due to the Company’s significant costs of compliance under the Exchange Act, especially in relation to the Company’s overall expenses and status as a non-operating company, the Board believes that taking no action at this time is not in the best interests of the Company.

Because the Company is in liquidation and has already disposed of substantially all of its operating assets, the Board did not give serious consideration to identifying a third party to acquire the Company’s assets or stock in a merger or similar transaction.

The Board of Directors has determined that the Reverse/Forward Stock Split is the most expeditious and economical method of changing the Company’s status from that of a reporting company to that of a non-reporting company.  The Company has not sought, and has not received, any proposals for the merger or consolidation of the Company, or for the sale or other transfer of all or any substantial portion of the Company’s assets, or for the sale of securities of the Company that would enable the holder thereof to exercise control of the Company.  See “Special Factors—Background.”

Fairness of the Reverse/Forward Stock Split

The Board of Directors believes that the Reverse/Forward Stock Split, taken as a whole, is substantively and procedurally fair to and in the best interests of the Company and its shareholders.  In determining the fairness of the Reverse/Forward Stock Split, the Board of Directors considered a number of factors prior to approval of the proposed transaction.

The Board of Directors recognized the concerns of shareholders owning of record fewer than 500 shares of Common Stock.  The Reverse/Forward Stock Split will allow such Cashed Out Shareholders to liquidate their holdings at a fair value, and without brokerage or other transaction costs, by receiving cash for their interest.

Continuing Shareholders are expected to benefit from the reduction of direct and indirect costs borne by the Company to maintain its public company status.

Substantive Fairness Discussion. In determining to approve the Reverse/Forward Stock Split and recommend that shareholders approve it, in addition to adopting the analysis presented by Hempstead, the Board of Directors considered the following material factors:

•	The status of the Company as a non-operating entity in the process of liquidation.

•	The limited trading market and liquidity of the Common Stock.

•	The opportunity afforded by the Reverse/Forward Stock Split for holders of even a small number of shares to receive a cash payment for their interest without brokerage costs.

•
The fairness opinion and analysis described under “Fairness Opinion of Financial Advisor” that the cash consideration of $0.30 per share to be paid in connection with the Reverse Stock Split is fair, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders.

•
The fact that the Company is in liquidation suggests that its stock performance is likely to follow closely the value of the net assets in liquidation, which the Company has estimated to be $13.09 million.

•	The recent settlement described under “Information about Computer Horizons Corp.—Litigation,” and resulting $2.7 million reduction in net assets in liquidation.

•
That the payment of $0.30 per pre-split share is fair to the Company's shareholders, including the Company's unaffiliated shareholders, in light of (a) the reported market price of the Company’s common stock which was between $0.28 and $0.40 per share during the period from February 12, 2008 through November 21, 2008, the last trading day before the Board approved the revised payment amount and (b) the estimated $0.28 to $0.32 range of discounted net asset value per share for the Company (See “Fairness Opinion of Financial Advisor – Net Asset Value” and “— Discount Range” below).

•
The fact that at the 1-for-500 ratio, the Reverse/Forward Stock Split would not significantly impact control of the Company, and that the Company expects that it would continue to have approximately 259 shareholders of record with directors and executive officers beneficially owning approximately 7.1% of the Common Stock following the Reverse/Forward Stock Split.  Accordingly, the Board of Directors did not view the Reverse/Forward Stock Split as significantly impacting control of the Company.

In determining to approve the Reverse/Forward Stock Split, the Board of Directors placed the greatest weight on the status of the Company as a non-operating entity in liquidation and did not assign any particular weight to any of the other factors. The Company noted that both market-based and earnings-based approaches to value traditionally are reserved for companies that have or are expected to have continuing operations.  In the case of the Company, operations have already ceased and no operations are anticipated in the future. After evaluating these factors, the Board of Directors determined that the Reverse/Forward Stock Split is substantively fair to the shareholders of the Company.

Procedural Fairness Discussion.  The Reverse/Forward Stock Split has not been structured to require the separate approval of shareholders unaffiliated with the Company because the Board concluded that the interests of unaffiliated shareholders were sufficiently represented at the Board level.  The Board reached this conclusion because (a) the Company’s directors and officers combined own approximately 7.1% of the Company’s outstanding shares, (b) affiliates are not being treated differently from unaffiliated shareholders in the Reverse/Forward Stock Split, and (c) the terms of the Reverse/Forward Stock Split were reviewed and approved by all of the non-employee members of the Board.  The Board has not appointed a special committee because it does not believe such a committee is needed given the fact that all five members of the Board are neither controlled by or under common control with the Company, nor are they, nor were they ever, employees of the Company.  Therefore, based on these factors, the Board determined that the Reverse/Forward Stock Split is procedurally fair to unaffiliated shareholders.

After evaluating the substantive and procedural fairness of the Reverse/Forward Stock Split, the Board concluded that the Reverse/Forward Stock Split is the most expeditious, efficient, cost effective and fair method to convert the Company from a reporting company to a privately-held non-reporting company.

On November 21, 2008, the Board of Directors received the updated opinion and report of its financial advisor regarding the fairness from a financial point of view of the proposed cash consideration to be paid to the Company’s Cashed Out Shareholders for fractional shares (described below) and adopted the analysis set forth in that report. Based on that opinion and report and the offer described above, the Board of Directors unanimously determined that the purchase price for fractional shares of the Company’s Common Stock of $0.30 per share on a pre-split basis is fair to the holders of Common Stock of the Company, including the unaffiliated shareholders of the Company and voted to approve the Reverse/Forward Stock Split.

To the Company’s knowledge, each director of the Company will vote all shares of Common Stock for which those persons have voting authority, for the proposed Reverse/Forward Stock Split and related Amendments to the Company’s Certificate of Incorporation.  These shares represent approximately 7.1% of the voting power of the Common Stock on the Record Date.

Fairness Opinion of Financial Advisor

On or about June 25, 2008, the Company’s Board of Directors retained Hempstead to act as the financial advisor to the Company and requested its opinion as to the fairness, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of the cash consideration proposed to be paid in connection with the Reverse Stock Split for the shares of Common Stock held by the Cashed Out Shareholders.  The Board of Directors considered several possible financial advisors and selected Hempstead on the basis of its experience, the time it would take to complete its work and the cost to the Company of its engagement. On August 18, 2008, the Board of Directors met with Hempstead and reviewed and accepted its report and opinion, which report and opinion were subsequently updated and accepted by the Board of Directors on November 21, 2008.

The Company paid Hempstead a fee of $15,000, which was not contingent on any result, plus out of pocket expenses. The Company paid an initial retainer of $8,000 and the remainder of Hempstead’s fee was paid upon presentation. An additional fee of $4,000 was paid to Hempstead to update its opinion based on the recent settlement described under “Information about Computer Horizons Corp.—Litigation” and resulting reduction in the value of net assets in liquidation. The Company agreed to fully cooperate with Hempstead and provide in a timely manner all financial statements, projections, data and information requested by Hempstead for performance of its services. No projections were provided by the Company to Hempstead but the Company did provide to Hempstead a valuation of its Canadian tax receivable and the Company's estimate of the cost savings associated with going dark (see estimated cost savings under “Special Factors—Purpose and Reasons for the Reverse/Forward Stock Split”). Hempstead was entitled to rely fully on any representation of the Board of Directors, management or their agents without independent verification in the development of its opinion of value. The Company agreed to indemnify, save, hold harmless and defend Hempstead (including any of its officers, agents, employees or affiliates) against any and all claims, losses, actions, damages, expenses, or liabilities, whatsoever, whether brought by third-parties, known or unknown, including reasonable attorney’s fees for which it may be subject, arising from the performance of its engagement and any activities related thereto except to the extent such claim, loss, action, damages, expenses or liability was the result of Hempstead’s fraud, willful misconduct, gross negligence or bad faith or that of Hempstead’s officer, agent, employee or affiliate.

The opinions expressed by Hempstead in its letter are subject to the following assumptions and limiting conditions:

o	The information, estimates and opinions contained in its opinion were obtained from sources considered reliable; however, no liability for such sources is assumed by Hempstead.

o
Hempstead relied upon the accuracy and completeness of information supplied by the Company without further verification thereof. Hempstead assumed that all financial statements were prepared in conformity with generally accepted accounting principles unless informed otherwise.

o
Hempstead’s opinion is for the information of the Board of Directors and shareholders of the Company and may not be used for any other purpose without Hempstead’s prior written consent, provided however, that the Company is entitled to publish, quote and summarize all or part of its opinion in any document that is filed with the SEC or delivered to the Company’s shareholders pursuant to applicable securities laws, rules and regulations.

o
Hempstead is not required to give testimony in court, or be in attendance during any hearings or depositions with reference to the Company and Hempstead’s opinion, unless previous arrangements have been made.

o
The opinion is valid only as of the date thereof and only for the purpose specified therein. The opinion presented by Hempstead may not be used out of the context presented therein. It is also stated that the opinion is not to be used for any purpose other than that stated.

o
Neither the Hempstead professionals who worked on the Company’s engagement nor the Managing Directors of Hempstead have any present or contemplated future interest in the Company, any personal interest with respect to the parties involved, or any other interest that might prevent Hempstead from providing an unbiased opinion. Hempstead’s compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or use of, the opinion letter.

In rendering its opinion, Hempstead relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it that was publicly available or furnished to it by or on behalf of the Company.  Hempstead did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished any such evaluations or appraisals.  Hempstead’s opinion is based upon the economic and financial conditions existing on the date of its opinion.

Based upon and subject to the foregoing, it is Hempstead’s opinion that, as of November 21, 2008, the cash consideration proposed to be paid in connection with the Reverse Stock Split for the shares of Common Stock held by the Cashed Out Shareholders is fair, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of the Company.

The full text of Hempstead’s updated written opinion and report is attached as Annex B and should be read carefully in its entirety. Hempstead’s opinion is directed to the Company's Board of Directors and relates only to the fairness of the Reverse Stock Split from a financial point of view, does not address any other aspect of the Reverse Stock Split or any related transaction and does not constitute a recommendation to any shareholder with respect to the Reverse Stock Split or any other matter being voted upon by the shareholders.

In the course of preparing its fairness opinion, Hempstead conferred with the Company’s management concerning the evolution of its business, operations and outlook for the future.  Hempstead also conferred with the Company’s legal counsel with regard to potential contingencies attached to outstanding litigation.

The following is a summary of the material financial analysis that Hempstead performed in connection with the rendering of its opinion, which analysis was presented to the Board at its meeting on August 18, 2008, and subsequently updated and presented to Board at its meeting on November 21, 2008.

Correlation of Facts

A number of factors determine the value of a company’s stock.  These factors include, but are not limited to, the company’s size, profitability, financial strength, competitive environment, future prospects, market diversification, market position, demand, and dependence on key personnel.  With respect to the Company, Hempstead observed the following:

o	Through a series of asset sales in 2006 and 2007, the Company has essentially ceased operations and adopted a plan of completed liquidation and dissolution effective February 17, 2007;

o	The Company has already completed two liquidating distributions (one paid on March 27, 2007 and the other paid on February 11, 2008) of $4.00 per share and $0.30 per share, respectively;

o	Ultimately, management estimates aggregate liquidating distributions (including both past and future distributions) to total between $4.63 per share and $4.70 per share;

o
On March 13, 2007, the Company announced that it had notified The NASDAQ Stock Market of its intention to voluntarily withdraw its common stock from listing on NASDAQ effective immediately prior to the opening of trading on April 2, 2007.  The Company’s Common Stock currently trades in the Pink Sheets;

o	The Company is party to a number of lawsuits, which generally exhibit uncertainty as to the timing or amount of potential judgments against the Company;

o
Based on the independent accounting firm’s determination and opinion and the payment by TEKsystems of the $481,000 referred to above, the Company and TEKsystems have settled the litigation referred to above for no additional payment by either party to the other.

In calculating the value of the Company's Common Stock, Hempstead did not take into account cost savings that would result from the Reverse/Forward Stock Split. While significant in absolute dollar terms, the anticipated cost savings are relatively modest on a per-share basis due to the large number of shares of Common Stock outstanding. In addition, Hempstead noted the realization of the cost savings is predicated upon the Company effecting the Reverse/Forward Stock Split, which entails buyout of the Cashed Out Shareholders. Thus, the Cashed Out Shareholders would not realize a share of the benefit from costs savings of the Company if the Company were to continue as-is.

Approaches to Value

In addressing the valuation of equity interests in the Company, Hempstead considered a number of approaches to value, including those classified as market-based, earnings-based and asset-based.

Market-Based Approach. The common stock of the Company is traded in the Pink Sheets under the ticker symbol CHRZ.PK.  From February 12, 2008 through November 20, 2008 (the nine-month-plus period directly following the second liquidating distribution), the Company’s common stock (on an adjusted basis) closed in a range of $0.28 to $0.40 per share, while the median and average closing stock prices were each $0.34 per share.  The adjusted closing stock price range led to a standard deviation in the closing stock price of 5.3%.  The nine-month-plus period covered 198 trading days (of which transactions in the stock occurred on 161 days – 81.3%).  Average volume on trading days totaled approximately 26,500 shares while the median trading volume was 2,900 shares.  Standard deviation of the trading volume totaled approximately 93,000 shares.

Standard deviation is a statistical measure of the dispersion (and by extension the volatility) of a collection of data; generally, the lower the standard deviation the less volatile the data being examined. In the instant case, a standard deviation of 5.3% for the adjusted closing stock prices from February 12, 2008 through November 20, 2008 indicates that the adjusted closing stock price was relatively volatile during the period examined; a standard deviation of 5.3% indicates volatility of 84.2%.  The substantial volatility in the Company’s adjusted closing stock price over the period examined appears to be primarily a function of the “penny stock” characteristics of the common stock.  In other words, if the Company’s adjusted closing stock price was in a range of $20.28 to $20.40, for example, only modest volatility would be indicated.

With regard to trading volume, the average daily trading volume totaled approximately 26,500 shares over the period from February 12, 2008 to November 20, 2008. While the median daily trading volume was 2,900, the standard deviation totaled 93,000 shares. The relatively high standard deviation of 93,000 shares (compared to average and/or median trading volume) indicates that there were multiple trading days with substantially above average daily trading volume.

Given the relatively low and inconsistent level of trading volume in the Company’s common stock, it was Hempstead’s judgment that an examination of volume weighted average price was appropriate.  Hempstead determined that over the period from February 12, 2008 to November 20, 2008, the volume weighted average price was $0.33 per share.  Hempstead noted as well that the adjusted closing price of the Company’s common stock was either $0.31 per share or $0.32 per share during the period immediately following the release of the Company’s September 30, 2008 Form 10-Q (filed on November 13, 2008).

With regard to the market-based approach to value, however, Hempstead noted that the Company is currently operating under a plan of complete liquidation and dissolution.  Under such plan, the Company will ultimately terminate the registration of its Common Stock under the Exchange Act and will no longer be required to comply with the reporting and certain other requirements under the Exchange Act.  In considering the weight applicable to the value indicated under the market-based approach, Hempstead sought to correlate those findings with the findings of other valuation approaches, in particular, the asset-based approach to value.

Earnings-Based Approach. In the instant case, the Company is following a plan of complete liquidation and dissolution.  Further, due to the adoption of a liquidation basis of accounting for the preparation of the Company’s financial statements, income statements items are no longer reported.  As such, Hempstead had no basis for an earnings-based approach to value and thus did not develop an indication of value utilizing that approach.

Asset-Based Approach

In the asset-based approach, value is based upon the subject company’s underlying net asset value.  An asset-based approach can take various forms, including value derivations based on book value or estimated liquidation value.

Current Assets.  The Company’s current assets consist of $14.97 million in cash and cash equivalents, $481,000 due from TEKsystems (which was paid on October 7, 2008 as described previously), $1.42 million in Federal and state tax receivables and a modest level of prepaid expenses and other current assets as of September 30, 2008.  Due to the nature of cash, specifically its level of liquidity, Hempstead estimates market value of cash and cash equivalents as equal to book value.  As such, the market value of cash and cash equivalents at November 20, 2008 was estimated by Hempstead to be approximately $14.97 million.

Regarding the Company’s non-cash current assets, the market value of the funds due from TEKsystems was assumed to equal the book value of $481,000 reported.  Those funds represent the balance due to the Company from TEKsystems as determined by an independent accounting firm.  Indeed, the $481,000 due from TEKsystems was paid to the Company on October 7, 2008.

Regarding the Federal and state tax receivables, the market value of the receivables was assumed to equal the book value of $1.42 million.  The Federal and state tax receivables represent refunds due to the Company based on the filing of its December 31, 2007 tax returns and the resulting accrual-to-return adjustment.  The accrual-to-return adjustment was primarily attributable to deductible transaction costs.

Summary Assets. Based on the above analysis, Hempstead estimated the market value of the Company’s assets (including a modest $4,000 in property and equipment) to be $16.90 million as of November 20, 2008.

Net Asset Value. Upon deriving the market value of the Company’s assets at November 20, 2008, Hempstead deducted the market value of total liabilities to determine adjusted net asset value.  At September 30, 2008, the Company reported $3.81 million in total liabilities.  These liabilities represent the Company’s FIN 48 reserve offset by other tax amounts (as per the Company’s Form 10-Q filed on November 13, 2008).  In the instant case, Hempstead estimated the market value of total liabilities to be equal to book value.  Thus, deducting total liabilities of $3.81 million from the adjusted aggregate value of the Company’s assets as determined above, Hempstead reached a preliminary indication of adjusted net asset value of $13.09 million at November 21, 2008.  Based on 35.00 million common shares deemed outstanding (as described in Hempstead’s report), the per-share adjusted net asset value was calculated at $0.374.

With regard to the asset-based approach to value, Hempstead noted that the Company may still be subject to substantial contingencies. As the Company stated in its September 30, 2008 Form 10-Q:

…the actual amount and timing of future liquidating distributions cannot be predicted at this time and will depend upon a variety of factors, including, but not limited to, the ultimate settlement amounts of the Company’s liabilities and obligations and actual costs incurred in connection with carrying out the Company’s plan of complete liquidation and dissolution, including administrative costs during the liquidation period.

Discount Range

The discount Hempstead applied to the adjusted net asset value per share of $0.374 seeks to account for (i) the uncertainty regarding outstanding contingent debts and liabilities and (ii) the anticipated diminution of book value arising from the continued operation of the Company between November 21, 2008 and the ultimate winding up of operations. Hempstead approached the quantification of these items by considering the associated level of risk, the time value of money and the likely investment horizon. The level of risk was represented by the rate of return required by investors for a particular investment. Around November 21, 2008, the risk-free rate, represented by government securities with maturities in excess of one year, was approximately 1.0% to 4.0%. Conversely, Hempstead noted the rate of return required by private equity investors is variable but could be 30% or more depending on the investment.

Based on required returns ranging from 5.0% to 30.0% and a time period of one to three years for resolution of claims Hempstead was able to calculate implied discounts to price as 1 – ((1+r)-n). The calculations were as follows:

Derivation of Discount Factors

Rate of		Time Horizon (in years)
Return	1	2	3

5.0%	0.952	0.907	0.864
10.0%	0.909	0.826	0.751
15.0%	0.870	0.756	0.658
20.0%	0.833	0.694	0.579
30.0%	0.769	0.592	0.455

Derivation of Implied Discounts

Rate of		Time Horizon (in years)
Return	1	2	3

5.0%	4.8%	9.3%	13.6%
10.0%	9.1%	17.4%	24.9%
15.0%	13.0%	24.4%	34.2%
20.0%	16.7%	30.6%	42.1%
30.0%	23.1%	40.8%	54.5%

The tables above show that the implied discount to price indicated by a 5.0% rate of return and a one-year time horizon is approximately 5.0% while the discount at three years is nearly 14.0%. In other words, if one has to wait three years to receive a risk-free payment of one dollar, the present value of that dollar is $0.864. If the payment is not risk-free, the present value is even less due to uncertainty borne during the holding period. At a 30.0% rate of return, the discounts increase to approximately 23.0% at one year and nearly 55.0% at three years.

In reaching judgment as to an appropriate discount, Hempstead noted that at a risk-free rate of 5.0% the time value of money alone indicates a discount ranging from 5.0% to 15.0% over the one to three-year time horizon. The discount range of 5.0% to 15.0% at the risk-free rate does not take into account:

o	The uncertainty regarding outstanding contingent debts and liabilities;

o	The timing of recovery of the Federal and state tax receivables; or

o	The anticipated diminution of book value arising from the continued operation of the Company between November 21, 2008 and the ultimate winding up of operations.

It was Hempstead’s opinion that the risks associated with the above items were less onerous than those faced by private equity investors. As such, it was Hempstead’s judgment that the discounts indicated by a 30.0% required rate of return exceed those reasonably expected by investors facing an investment similar to that of the Company. Based on the foregoing, it was Hempstead’s opinion that a required rate of return in the range of 10.0% to 15.0% would be most appropriate. In the case of such rates of return, the implied discounts at 10.0% and 15.0% (from a one to a three year time horizon) were approximately 10.0% and 35.0%, respectively. Given the data presented above, it was Hempstead’s judgment that a pricing adjustment of 15.0% to 25.0% was appropriately applied to account for the uncertainty surrounding the risk factors discussed above.  Applying such discounts would result in a range of per share values of approximately $0.28 to $0.32 under the asset-based approach to value.

Conclusion

Hempstead was engaged to opine as to the fairness, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of the cash consideration of $0.30 per share to be paid in connection with the Reverse Stock Split for the shares of the Common Stock held by the Cashed Out Shareholders.

Cashed Out Shareholders. It is Hempstead’s opinion that the cash consideration of $0.30 (within the range of $0.28 to $0.32 determined previously) is fair to the Cashed Out Shareholders, from a financial point of view, as it adequately compensates them while (i) relieving the Cashed Out Shareholders entirely from the uncertainty and risk associated with contingent outstanding liabilities, and the potential costs and judgments related to outstanding litigation and (ii) relieving the Cashed Out Shareholders from the risk of a dwindling asset base in the face of higher than anticipated operating costs should the enterprise continue longer than expected.

Continuing Shareholders. It is Hempstead’s opinion that the cash consideration of $0.30 (within the range of $0.28 to $0.32 determined previously) is fair to the Continuing Shareholders, from a financial point of view, as it allows the Company to relieve itself of the costs and burdens of remaining a public company, which includes the costs associated with servicing a substantial number of small shareholder accounts.

Based on the relevant facts and Hempstead’s interpretation of them, it is Hempstead’s opinion that the fair value of the Company’s Common Stock is reasonably stated in a range of $0.28 to $0.32 per share, and accordingly, that the cash consideration proposed to be paid to the Cashed Out Shareholders in connection with the Reverse Stock Split of $0.30 per share is fair, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of the Company.

The Board of Directors has adopted the analysis of Hempstead as its own.

Certain Effects of the Reverse /Forward Stock Split on the Company’s Shareholders

Rights, Preferences and Limitations.  There are no differences between the respective rights, preferences or limitations of the Common Stock before the Reverse/Forward Stock Split and the Common Stock after the Reverse/Forward Stock Split.  There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company’s Common Stock before and after the Reverse/Forward Stock Split.

If the Reverse Stock Split and Forward Stock Split are approved, the interests of Continuing Shareholders will not change.  Securities acquired from Cashed Out Shareholders will be retired by the Company.

If the Reverse/Forward Stock Split is effected, shareholders whose shareholdings in the Company consist of record ownership of fewer than 500 shares of Common Stock will no longer have any equity interest in the Company and will not participate in future increases or decreases to the Company’s net assets in liquidation.

The Reverse/Forward Stock Split will have the same effect on shares of Common Stock held by affiliates of the Company as it will have on shares of Common Stock held by non-affiliates of the Company.  As of November 21, 2008 the directors and executive officers of the Company and their affiliates held an aggregate of 2,401,600 shares of Common Stock.  See “Information about Computer Horizons Corp. – Ownership of Voting Securities of the Company”.  Because none of the affiliate shareholders of the Company is the record holder of fewer than 500 shares of Common Stock of the Company, none of the affiliate shareholders of the Company will have its interest in the Common Stock purchased by the Company.

Financial Impact.  The Company estimates that after the Reverse/Forward Stock Split is effected the number of shares of Common Stock outstanding will be approximately 33,767,511 shares in the hands of approximately 256 shareholders of record.  The total number of fractional shares to be purchased is estimated to be equivalent to approximately 69,693 shares of Common Stock on a pre-split basis at a cost of approximately $20,908.  The cost of the Reverse/Forward Stock Split transaction will be paid from the Company’s available cash and other liquid assets.  No other material impact on the Company’s financial statements is expected.

Appraisal Rights.  Under the New York Business Corporation Law, no appraisal rights exist with respect to the Reverse/Forward Stock Split and the Company is not voluntarily according dissenting shareholders such rights.

Board Discretion. Our Board of Directors has retained the final authority to determine if and when to file the amendments to the Company’s Certificate of Incorporation with the Secretary of State of the State of New York in order to effectuate the Reverse/Forward Stock Split.  Notwithstanding authorization of the proposed transactions by our shareholders, our Board of Directors may abandon the Reverse/Forward Stock Split at any time without further action by our shareholders, or may file the amendments at any time without further notice to or action by our shareholders.  However, the Board believes that the proposals should be acted on before they become “stale” and expects to make its decision within 60 days after approval by the shareholders.

Termination of Registration with SEC.  The Common Stock is currently registered under the Exchange Act.  Such registration may be terminated, under SEC rules, upon application of the Company to the SEC if the Company has fewer than 300 record holders of its Common Stock.  The Company intends to make an application for termination of registration of its Common Stock as promptly as possible after filing the Certificates of Amendment.  Termination of the registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the filing of annual and quarterly reports and proxy statements, no longer applicable to the Company.  However, the Company currently intends to continue to provide shareholders with summary annual audited financial statements and quarterly financial information, and periodic updates when determined to be appropriate by the Board of Directors with respect to material events affecting the plan of liquidation of the Company.  This information will be available on the Company’s website at www.chrzcorp.com.  This information will not be as detailed or extensive as the information the Company has been required to file with the SEC or has provided to its shareholders in the past.

With respect to the executive officers and directors of the Company, upon termination of registration of the Common Stock under the Exchange Act, the executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit recapture provisions of Section 16 thereof, as well as many of the provisions of the Sarbanes-Oxley Act of 2002.  Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

Benefits.  The Reverse/Forward Stock Split is expected to result in the following benefits to the Company, its Continuing Shareholders and Cashed Out Shareholders:

•
The termination of the Company’s reporting obligations under the Exchange Act will result in a reduction in the Company’s previously estimated costs to be incurred during the remaining liquidation period.  The Company expects to use any amounts saved as a result of termination of Exchange Act registration to increase future aggregate amounts paid in liquidating distributions.

•
The Reverse/Forward Stock Split affords shareholders owning of record fewer than 500 shares of Common Stock the opportunity to realize fair value for their shares.  In the absence of the Reverse/Forward Stock Split, even if a more active trading market developed for the Common Stock, such holders would nonetheless likely realize less net value for their shares since the sale of their shares would ordinarily involve disproportionately high brokerage commissions.

•
The percentage ownership of Common Stock of the Continuing Shareholders of the Company following the Reverse/Forward Stock Split will increase slightly due to the repurchase of fractional shares by the Company.

Detriments.  The Reverse/Forward Stock Split is expected to result in the following detriments to the Company, its Continuing Shareholders and Cashed Out Shareholders:

•
If the Reverse/Forward Stock Split is approved, it is estimated that approximately 627 shareholders, owning in the aggregate approximately 69,693 shares of Common Stock, will cease to be shareholders of the Company and will no longer hold an equity interest in the Company.  Such shareholders, therefore, will not share in future increases in the Company’s net assets in liquidation, if any, and will no longer have the right to vote on any corporate matter.  Such shareholders also will be deprived of the ability to liquidate their shares of Common Stock at a time and for a price of their choosing.

•
Termination of registration of Common Stock under the Exchange Act will reduce substantially the information required to be furnished by the Company to its shareholders and will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement in connection with certain shareholder meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 promulgated by the SEC under the Exchange Act with respect to “going private” transactions no longer applicable to the Company and its executive officers and directors. In addition, termination of such registration will deprive “affiliates” of the Company of the ability to dispose of securities of the Company pursuant to Rule 144 promulgated under the Securities Act.

•
Shareholders owning 500 or more shares of Common Stock prior to the Reverse/Forward Stock Split will not be entitled to receive any cash payment for their shares and will continue as shareholders of the Company.

·
If a court holds at any time that the Company has failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve, the Company’s creditors could seek an injunction against the making of distributions on the grounds that the amounts to be distributed are needed to provide for the payment of the Company’s expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to shareholders. If the Company fails to create an adequate contingency reserve for payment of its expenses and liabilities, creditors could assert claims against each shareholder receiving a distribution for the payment of any shortfall, up to the amounts previously received by the shareholder in distributions from the Company.

Beneficial Owners of the Company Common Stock.  The Reverse/Forward Stock Split will not affect holdings of Common Stock held by shareholders in “street name” through a nominee (such as a bank or broker).  Nominees may have different procedures, and shareholders holding Common Stock in street name should contact their nominees to determine if and how they will be affected by the Reverse/Forward Stock Split.

Directors and Officers.  The directors and officers of the Company immediately prior to the Reverse/Forward Stock Split will remain the directors and officers of the Company immediately following the effectiveness of the Reverse/Forward Stock Split.

Federal Income Tax Consequences

Summarized below are the material federal income tax consequences to the Company and to shareholders resulting from the Reverse/Forward Stock Split.  This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”) issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change.  This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect.  No assurance can be given that any such changes will not adversely affect the federal income tax consequences of the Reverse/Forward Stock Split.

This summary does not address all aspects of the possible federal income tax consequences of the Reverse/Forward Stock Split and is not intended as tax advice to any person or entity.  In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to the Company’s shareholders in light of their individual investment circumstances nor to shareholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, financial institutions, life insurance companies, regulated investment companies, taxpayers subject to the alternative minimum tax or who have elected mark-to-market accounting, U.S. expatriates or former long-term residents, and foreign taxpayers), or who hold, have held, or will hold stock as part of a straddle, hedging, or conversion, constructive sale or other integrated transaction for federal income tax purposes. In addition, this summary does not address any consequences of the Reverse/Forward Stock Split under any state, local, or foreign tax laws.

The Company will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to the Company’s shareholders as a result of the Reverse/Forward Stock Split.  Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local, and foreign income and other tax laws.

This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.  This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences applicable to your specific circumstances.

The Company believes that the Reverse/Forward Stock Split will be treated as a tax-free “recapitalization” for federal income tax purposes.  This should result in no material federal income tax consequences to the Company or to its shareholders who do not receive cash in the transaction.  However, if you are receiving cash in the transaction, the payment to you will be the last distribution you will receive from the Company and you may recognize gain or loss for federal income tax purposes. There is no difference in the tax consequences between affiliated shareholders and unaffiliated shareholders of the Company.

Shareholders who do not receive cash in connection with the Reverse/Forward Stock Split

If you (1) continue to hold stock directly immediately after the Reverse/Forward Stock Split, and (2) you receive no cash as a result of the Reverse/Forward Stock Split, you should not recognize any gain or loss in the Reverse/Forward Stock Split for federal income tax purposes.  Your aggregate adjusted tax basis in your shares of stock held immediately after the Reverse/Forward Stock Split will be equal to your aggregate adjusted tax basis in your shares of stock held immediately prior to the Reverse Stock Split and you will have the same holding period in your stock as you had in such stock immediately prior to the Reverse/Forward Stock Split.

Shareholders who receive cash in connection with the Reverse/Forward Stock Split

If you receive cash in lieu of fractional shares as a result of the Reverse/Forward Stock Split, the cash you receive will be the last distribution you will receive from the Company with respect to the cashed out stock.  You will generally recognize capital gain or loss on the Reverse/Forward Stock Split for federal income tax purposes, with such gain or loss measured by the difference between the cash you receive for your cashed out stock and your aggregate adjusted tax basis in such stock.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%.  Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates.  Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.  There are limitations on the deductibility of capital losses.

Backup Withholding

Shareholders may be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Company’s transfer agent in connection with the Reverse/Forward Stock Split to avoid backup withholding requirements that might otherwise apply.  The letter of transmittal will require each shareholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date of the Reverse/Forward Stock Split.  Failure to provide such information may result in backup withholding at a rate of 28%.

As explained above, the amounts paid to you as a result of the Reverse/Forward Stock Split may result in capital gain income to you depending on your individual circumstances.  You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

The preceding discussion of the material U.S. Federal Income Tax consequences of the Reverse/Forward Stock Split is general and does not include all consequences to every shareholder under federal, state, local, or foreign tax laws.  Accordingly, each shareholder should consult its own tax advisor as to the particular tax consequences to it of the reverse stock split, including the applicability and effect of any state, local, or foreign tax laws, and of any proposed changes in applicable law.

GENERAL INFORMATION

 Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on February 10, 2009

 This proxy statement, our form of proxy card and our annual report for the fiscal year ending December 31, 2007 are available at www.chrzcorp.com.

The Annual Meeting and mailing of proxy materials

The Company’s Board of Directors is soliciting proxies in the accompanying form to be used at the annual meeting of shareholders to be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP located in Park Avenue Tower; 65 East 55th Street; New York, New York 10022 on Tuesday, February 10, 2009 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting.  This Proxy Statement contains information about the items being voted on at the annual meeting.  It is anticipated that the mailing to shareholders of the Proxy Statement and the proxy will commence on or about January 5, 2009.

Annual Meeting admission

Either an admission ticket or proof of ownership of common stock of the Company, as well as a form of personal identification, must be presented in order to be admitted to the annual meeting.  If you are a shareholder of record your admission ticket is attached to your proxy card.  If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the meeting or you may request an admission ticket in advance by contacting the Secretary of the Company at Computer Horizons Corp., 2001 Route 46 East, Suite 310, Parsippany, NJ  07054.  No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

What proposals will be voted on at the Annual Meeting?

You are being asked to vote (1) to approve, subject to final action by the Board of Directors, an amendment to our Certificate of Incorporation whereby the Company will effect a 1-for-500 reverse stock split, such that shareholders owning of record fewer than 500 shares of Common Stock will have such shares cancelled and converted into the right to receive $0.30 for each share of Common Stock held of record prior to the Reverse Stock Split; (2) to approve, subject to shareholder approval of the proposal described in (1) above and final action by the Board of Directors, to take effect immediately following the Reverse Stock Split, an amendment to our Certificate of Incorporation whereby the Company will effect a 500-for-1 forward stock split of our outstanding Common Stock; (3) on the election of five members of the Board of Directors of the Company to serve until the next annual meeting of shareholders and until their successors are elected and qualify; (4) to ratify the appointment of the accounting firm of Amper, Politziner & Mattia as the Company’s independent auditors for the year ending December 31, 2008; and (5) to authorize the proxy holders to take such action as they may determine upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote?

Shareholders of record of the Company’s common stock at the close of business on December 31, 2008 (the record date) can vote at the annual meeting.  As of the record date, 33,837,284 shares of the Company’s common stock were issued and outstanding.  Each shareholder has one vote for each share of common stock owned as of the record date.

How do I vote?

You may reference the enclosed proxy card for directions regarding how to vote.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways.  You may send in a revised proxy dated later than the first proxy or you may vote in person at the meeting or you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy or you may vote again.  Please note that the last vote received will be the vote counted. If you hold your shares through a bank or broker nominee you must request your nominee’s assistance to attend the annual meeting.

What constitutes a quorum?

A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum for the Annual Meeting.  Assuming the presence of a quorum, approval of each of the Reverse Stock Split and Forward Stock Split will require the affirmative vote of a majority of the outstanding shares of our Common Stock.  The director nominees who receive the greatest number of votes properly cast for the election of directors shall be elected directors to serve until the annual meeting of our shareholders for fiscal year 2009 and until their successors have been elected and qualified.  A majority of the total votes properly cast by the holders of Common Stock is required to ratify the appointment of the Company’s auditors as described in Proposal 4.

What is the effect of broker non-votes?

The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and will be tabulated as if the votes were not cast for the matters indicated (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Broker non-votes will have the effect of a vote against the Reverse Stock Split and Forward Stock Split and will not be considered in the election of directors or the appointment of APM as the Company's independent auditors.

Who will count the votes?

Registrar and Transfer Company, the Company’s transfer agent, will tabulate the votes and act as Inspector of Election.

Who can assist me with voting my shares or questions about this proxy statement?

Mackenzie Partners, Inc. has been retained to act as proxy solicitor and can assist shareholders in voting their shares and in answering questions regarding the matters to be voted upon.  MacKenzie Partners can be reached toll-free at 1-800-322-2885, or call collect at 212-929-5500.

Shareholder Proposals and Nominations for the 2009 Annual Meeting

If our Exchange Act registration is not terminated in connection with the Reverse/Forward Stock Split, shareholder proposals that are intended to be presented at the Company’s 2009 Annual Meeting of Shareholders must be received by the Company at the Company’s principal executive office located at 2001 Route 46 East, Suite 310, Parsippany, New Jersey, 07054 no later than September 7, 2009 in order to be included in the proxy statement for that meeting.  Shareholders wishing to nominate directors or bring a proposal before the 2009 Annual Meeting of Shareholders (but not include it in the Company’s proxy material) must provide written notice of such nomination or proposal to the attention of the corporate secretary, no later than September 7, 2009.

Who Will Bear the Costs of Solicitation?

The Company will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of common stock.  In addition to solicitation by mail, solicitation may be made by certain directors, officers and employees of the Company, or firms specializing in solicitation; and may be made in person or by telephone or telegraph.  No additional compensation will be paid to any director, officer or employee of the Company for such solicitation.  The Company has retained Mackenzie Partners, Inc. as proxy solicitor, for a fee of $5,500 plus reasonable expenses.

INFORMATION ABOUT COMPUTER HORIZONS CORP.

The Company

Founded in 1969, Computer Horizons Corp. (the “Company”) was incorporated in 1972 under the laws of the State of New York. The Company provided a broad range of IT staffing and project-based solution services using a global delivery model that allowed the Company to perform work at client sites or at Company development centers in the U.S., Montreal, Canada, and Chennai, India. The Company’s  Chimes, Inc. (“Chimes”) subsidiary offered a business process outsourcing (BPO) solution for vendor management services (VMS), enabled by its proprietary technology, Chimes™.

The Company’s Federal business unit, RGII Technologies, Inc. (“RGII”), was sold on September 29, 2006 for a purchase price of $15.3 million in cash, less an estimated net asset adjustment of approximately $1.2 million, which was subject to further adjustment.  During the second quarter of 2007, the parties reached agreement on the final net asset amount, resulting in a payment to the buyer of $215,000.  The sale of RGII resulted in a net book loss of $4.8 million.

The Asset Sales

At a Special Meeting held on February 14, 2007, the shareholders of the Company approved the sales of the Company’s Chimes, Inc. subsidiary to an affiliate of Axium International and the Company’s Commercial Division to an affiliate of Allegis Group (the “Asset Sales”).  At the Special Meeting, the shareholders of the Company also approved a proposed plan of complete liquidation and dissolution of the Company.  The Company began implementing the complete liquidation and dissolution of the Company after both the Chimes and Commercial Asset Sales were completed on February 16, 2007. On March 5, 2007, the Company announced an initial liquidating distribution of $4.00 per share to its common shareholders, which was paid March 27, 2007 to shareholders of record as of the close of business on March 16, 2007.  On December 19, 2007, the Company announced a second liquidating distribution of $.30 per share to its common shareholders, which was paid on February 11, 2008 to shareholders of record as of the close of business on January 15, 2008.  These first and second liquidating distributions were part of what is expected to be a series of liquidating distributions pursuant to the plan of complete liquidation and dissolution.

As a result of the settlement with TEKsystems described below under “Legal Proceedings,” in the third quarter of 2008, the Company recorded the disposition of the refundable income tax credit, the deferred cash receipts, and the net working capital adjustment that were in dispute between the parties.  The net result was a $2.7 million dollar reduction in net assets in liquidation.  Based on this reduction in net assets, the aggregate amount of distributions to the Company’s shareholders is now expected to be in the range of $4.63 to $4.70 per share of Common Stock.  As noted elsewhere in this Proxy Statement, the actual amount and timing of future liquidating distributions cannot be predicted at this time and will depend upon a variety of factors, including, but not limited to, the ultimate settlement amounts of the Company’s liabilities and obligations, and actual costs incurred in connection with carrying out the Company’s plan of complete liquidation and dissolution, including administrative costs during the liquidation period.

Additional information regarding the Company is available in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is enclosed with this Proxy Statement.

Legal Proceedings

The Company is, or was, a party to the following lawsuits, each arising out of the Asset Sales.

Axium International, Inc. and Diversity MSP, Inc. d/b/a Ensemble Chimes Global v. Computer Horizons Corp., et al. (Supreme Court of the State of New York, County of New York, Index No. 602746/07)

Axium International, Inc. (“Axium”) and Diversity MSP, Inc. (“Diversity”) commenced this action in August 2007 against the Company, Chimes, Inc. (now known as Forgone, LLC), and certain of their officers, alleging that the defendants engaged in fraudulent conduct, including making representations allegedly known by them to be false, and active concealment and thereby induced the plaintiffs into entering into the contract with the Company and Chimes whereby Diversity purchased substantially all of the assets of Chimes, and that the Company and Chimes breached representations, warranties, covenants and agreements contained in that agreement. The complaint asked for damages in an unspecified amount and attorney’s fees. On October 2, 2007, the Company and Chimes filed an answer denying the material allegations in the complaint and asserting certain affirmative defenses, and the other defendants filed a motion to dismiss the complaint as to them. Subsequently, the action was settled in December 2007, without any admission of liability by the Company or any of the other defendants, with the payment by the Company of $175,000 to Axium and with discontinuance of all of the claims asserted by Axium and Diversity in the action with prejudice.

Computer Horizons Corp. v. TEKsystems, Inc. (United States District Court, District of Maryland, Case No.: 1:07-CV- 02849 WMN)

This action relates to the Asset Purchase Agreement entered into as of November 7, 2006 by and among TEKsystems, Inc.(“TEKsystems”), Allegis Group, Inc., the Company (referred to therein as “Seller”), and others (the “Commercial Services APA”) under which the Company agreed to sell and TEKsystems agreed to purchase substantially all of the assets of the business of the Company’s Commercial Services Business Unit. Included among the assets was all of the capital stock of the Company’s Canadian subsidiary, Computer Horizons (Canada) Corp. (“Canada Sub”). Specifically excluded from the sale of assets and retained by the Company was a refundable income tax credit payable to Canada Sub by Revenu Quebec for the tax years 2005 and 2006 (the “Quebec Tax Receivables”). The closing of the sale of the assets under the Commercial Services APA occurred on February 16, 2007 (the “Closing Date”). Under the Commercial Services APA, TEKsystems agreed to promptly remit to the Company all amounts collected by TEKsystems after the closing in payment of the Quebec Tax Receivables.

During the third quarter of 2007, TEKsystems advised the Company that Canada Sub had received approximately Canadian $4.3 million with respect to the Quebec Tax Receivable for 2005 (representing approximately Canadian $4.4 million in tax credit and interest less a deduction for capital taxes of approximately Canadian $114 thousand). Using the exchange rate between the Canadian and United States dollars as of the day before the date of the notice from TEKsystems to the Company, the receipt by TEKsystems amounted to approximately US $4.4 million. TEKsystems remitted to the Company approximately $958 thousand, after deducting approximately $1.49 million for Canadian income taxes, $1.89 million as a purchase price adjustment under the Commercial Services APA, and $114 thousand for capital taxes. The Company recorded the $958 thousand as a deferred cash credit in the balance sheet as of September 30,  2007. After demands to remit the $4.3 million were ignored, on October 19, 2007, the Company commenced this action against TEKsystems, seeking damages for the failure of TEKsystems to remit the full amount of the Quebec Tax Receivable for 2005 to the Company, and a declaration that TEKsystems must remit to the Company the full amount of the Quebec Tax Receivable for 2006 to be received by Canada Sub from Revenu Quebec promptly upon such receipt.

On April 28, 2008, TEKsystems notified the Company that Canada Sub had received a payment from Revenu Quebec with respect to the 2006 Quebec Tax Receivable of Canadian $5.6 million consisting of a calendar year 2006 credit of Canadian $5.6 million less a calendar year 2006 capital tax of Canadian $55 thousand (which was withheld by Revenu Quebec from the payment).  In addition to the above payment, Canada Sub received a payment of interest on the 2006 credit of Canadian $7 thousand.  Using the noon buying rate published by the Federal Reserve Bank of New York on April 28, 2008 (1.0158 Canadian $ per U.S. $), the 2006 credit equates to US $5.5 million.  TEKsystems remitted to the Company US $3.6 million representing the 2006 credit plus US $7 thousand of interest received on the 2006 credit after conversion at the exchange rate, minus US $55 thousand for capital taxes assessed by Revenu Quebec with respect to 2006 after conversion at the exchange rate, and minus US $1.9 million for income taxes payable on the 2006 credit and on the related interest calculated utilizing the above-referenced exchange rate.

The Commercial Services APA provides for a potential purchase price adjustment based on the Final Net Working Capital of the business sold thereunder as of the Closing Date. There were disputes between the Company and TEKsystems concerning certain items involved in the determination of Final Net Working Capital (and any purchase price adjustment). Under the Commercial Services APA, all such disputed items were to be determined by an independent accounting firm. The Company and TEKsystems submitted the disputed items to such independent accounting firm for determination, but TEKsystems failed to cooperate with the independent accounting firm and prevented it from determining the disputed items in calculating Final Net Working Capital. Accordingly, the Company filed an amended complaint on December 29, 2007 in this action, adding a third claim, i.e., for judgment ordering TEKsystems to cooperate promptly with the independent accounting firm in its determination of the disputed items in the calculation of Final Net Working Capital.

By answer filed January 14, 2008, TEKsystems denied any liability under the three claims in the Company’s amended complaint and alleged four counterclaims against the Company for its purported breaches of warranties and representations in the Commercial Services APA, including two counterclaims demanding a declaration that the Company must indemnify TEKsystems for legal fees and any judgment against TEKsystems should it be sued as a successor to the Company by plaintiffs that have brought actions against the Company, a counterclaim for a declaration that the Company must indemnify TEKsystems in the event it is held to owe any taxes by reason of a notice sent by an employee of the Company to taxing authorities, and a counterclaim for the purported legal fees incurred by TEKsystems and the amount by which it allegedly reduced a receivable in settling a dispute with the Iowa Health Systems, Inc. (“IHS”) over the receivable that IHS owed.  The counterclaims sought to have the court impose a constructive trust over the Company’s assets to remedy the alleged breaches of the Commercial Services APA by the Company. By reply filed February 27, 2008, the Company denied the substantive allegations contained in the counterclaims.

On February 27, 2008, the Company served a motion in this action to compel TEKsystems to arbitrate the disputed matters in the calculation of Final Net Working Capital before the independent accounting firm and to compel TEKsystems to cooperate promptly with the firm in its determination of the disputed matters. This motion was granted by the court’s order entered April 24, 2008, and such order also stayed the action, “pending the issuance of a written determination of Net Working Capital” by the independent accounting firm.

See below for a description of the disposition of this matter.

TEKsystems Canada , Inc. v. Computer Horizons Corp. (United States District Court, District of Maryland, Case No.: 1:08-CV-00209 WMN)

On January 24, 2008, Canada Sub, now known as TEKsystems Canada, Inc., filed this action against the Company, alleging four claims: (1) for judgment in the amount of Canadian income taxes that Canada Sub claims is owed for its receipt of the Quebec Tax Receivable for 2005, i.e., Canadian$1,495,139, and a declaration that the Company will be liable for the amount of Canadian income taxes that will allegedly be owed upon and for Canada Sub’s future receipt of the Quebec Tax Receivable for 2006, i.e., Canadian$1,890,559, (2) for judgment in the amount of Canadian$113,854, and a declaration that the Company will be liable for at least Canadian$54,973, and Canadian$25,062 in Canadian provincial capital taxes, penalties, and interest that Canada Sub alleges it owes or will owe for, respectively, 2005, 2006, and the period January 1, 2007 through February 16, 2007, (3) for a judgment for Canada Sub’s alleged loss of tax attributes in the amount of Canadian$12,889,974 by the method by which an intercompany note made payable by Canada Sub to the Company was allegedly contributed, and (4) for a declaration that the Company will be liable for the amount that Canada Sub may allegedly owe under a purported payroll tax audit. The complaint sought to have the court impose a constructive trust over the assets of the Company to remedy its purportedly “inequitable conduct.”

On February 27, 2008, the Company filed its answer to the complaint in this action, denying the substantive allegations of the complaint.

On February 27, 2008, the Company filed a motion in this action to stay proceedings on Canada Sub’s first two claims in its complaint, i.e., (1) for the amounts of the taxes allegedly owed for the receipt of the Quebec Tax Receivable for 2005 and allegedly will be owed upon and for Canada Sub’s future receipt of the Quebec Tax Receivable for 2006 and (2) for the amounts of the purported Canadian provincial capital taxes owed for 2005, 2006, and the period January 1, 2007 through February 16, 2007, pending completion of the arbitration between TEKsystems and the Company before the independent accounting firm. This motion was in substance granted by the order entered April 24, 2008, mentioned above, in which the court stayed the consolidated action (i.e., the action brought by Canada Sub against the Company in the United States District Court for the District of Maryland), “pending the issuance of a written determination of “Net Working Capital” by the independent accounting firm.

By stipulations between counsel for the parties in this action and the above described action commenced by the Company in the District of Maryland and order of the Court dated February 27, 2008, the two actions in the District of Maryland were consolidated.

Disposition of TEKsystems Matters.

By letter dated September 30, 2008, the independent accounting firm (1) rendered its decision on the disputed matters submitted to it as described above, determining that the amount of Final Net Working Capital is approximately $23,114,000 or approximately $1,886,000 less than the targeted amount, and (2) also expressed its opinion that TEKsystems was entitled to deduct from the Quebec Tax Receivables for 2005 and 2006 received by it approximately $3,054,000 of what the independent accounting firm deemed to be Canadian taxes attributable to the receipt by TEKsystems of that refund and that, after taking into account the deduction of those Canadian taxes and the amount of the Final Net Working Capital as determined by the independent accounting firm and the prior payments made by TEKsystems to the Company, TEKsystems owed the Company a total of approximately $481,000.  TEKsystems paid the approximately $481,000 to the Company on October 7, 2008.

Based on the independent accounting firm’s determination and opinion and the payment by TEKsystems of the $481,000 referred to above, the Company and TEKsystems have settled the litigation referred to above for no additional payment by either party to the other, the agreement by TEKsystems to bear the expense of certain charges by the independent accounting firm in the amount of approximately $10,000 and each party’s release of the other from any and all liability, obligations and claims either party may have against the other (including the indemnification claims asserted by TEKsystems against the Company) arising out of the Commercial Services APA.

Market Information

On March 13, 2007, the Company announced that it had notified the NASDAQ Stock Market (“NASDAQ”) of its intention to voluntarily withdraw its common stock from listing on NASDAQ effective immediately prior to the opening of trading on April 2, 2007, with the effect that the last day of trading on NASDAQ would be March 30, 2007. The Company’s stock began trading in the Pink Sheets effective at the opening of trading on Monday, April 2, 2007.

The following table shows the high and low sales prices per share of our common stock for each full quarterly period within the two most recent fiscal years, as reported by NASDAQ or the Pink Sheets, as the case may be.  The over-the-counter market quotations listed below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Price of Common Stock ($)
	High	Low
Fiscal 2006
January 1, 2006 - March 31, 2006	5.00	4.15
April 1, 2006 – June 30, 2006	5.50	4.20
July 1, 2006 – September 30, 2006	4.73	3.61
October 1, 2006 – December 31, 2006	4.80	3.49

Fiscal 2007
January 1, 2007 - March 31, 2007	4.73	0.70
April 1, 2007 – June 30, 2007	0.75	0.60
July 1, 2007 – September 30, 2007	0.80	0.53
October 1, 2007 – December 31, 2007	0.67	0.40

Fiscal 2008
January 1, 2008 - March 31, 2008	0.70	0.28
April 1, 2008 – June 30, 2008	0.36	0.31
July 1, 2008 – September 30, 2008	0.39	0.32
November 1, 2008 – December 31, 2008	0.40	0.31

On March 5, 2007, the Company announced an initial liquidating distribution of $4.00 per share to its common shareholders, which was paid March 27, 2007 to shareholders of record as of the close of business on March 16, 2007.  On December 19, 2007, the Company announced a second liquidating distribution of $.30 per share to its common shareholders, which was paid on February 11, 2008 to shareholders of record as of the close of business on January 15, 2008.  These first and second liquidating distributions are part of what is expected to be a series of liquidating distributions pursuant to the plan of complete liquidation and dissolution.  The aggregate amount of distributions to our shareholders is expected to be in the range of $4.63 to $4.70 per share of Common Stock. Other than the aforementioned distributions, the Company has not historically paid dividends.

Historical Financial Information

Set forth below is selected financial data of the Company as of and for the periods indicated below which have been derived from the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”) and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 (the “Form 10-Q”). The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition, Status of Liquidation and Results of Operations” included as Item 7 in the Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included as Item 2 in the Form 10-Q, the financial statements and related footnotes included in the Form 10-K and Form 10-Q, and the footnotes accompanying “Selected Financial Data” included as Item 6 in the Form 10-K. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. The shareholders of the Company approved a plan of complete liquidation and dissolution of the Company on February 14, 2007, and as a result the selected financial data for the fiscal year 2007 only reflects operating activity through February 16, 2007.

As a result of the adoption of the Company’s plan of complete liquidation and dissolution, the Company adopted the liquidation basis of accounting effective February 17, 2007, whereby assets are valued at their net realizable values and liabilities are valued at their estimated settlement amounts.  The valuation of assets and liabilities requires many estimates and assumptions by management. The principal estimates relate to the various costs of the liquidation process and the principal assumption relates to the length of time that various outstanding litigations will continue and the professional fees associated with such litigation. The Company has assumed that remaining litigation will be resolved within the next 18 months; however, this is only an estimate and the actual time period could be longer or shorter depending on how quickly the litigation is resolved.   In addition, the Company expects to reserve funds pending the expiration of the applicable federal and state statutes of limitations related to tax matters. Based on the date the Company discontinued its operations, the Company believes those statutes of limitations will expire in three to five years.

Accrued Cost of Liquidation

Upon conversion to the liquidation basis of accounting, the Company accrued for the known costs to be incurred in liquidation, and has made subsequent adjustments and payments against these accounts, as follows:

	As Booked	Recorded	Adjustments	Activity	Balance at
	2/17/2007	prior to	to reserves	to date	9/30/2008
($ in thousands)		2/17/2007*
Lease Obligation	$1,324		290	(1,569)	45
Legal Fees	450		2,593	(1,882)	1,161
Professional Fees,
including insurance	2,037		3,012	(4,609)	440
Human Resources	3,480	1,188	1,763	(6,216)	215
Systems-related	819		(285)	(511)	23
Misc.	900	295	(310)	(844)	41

Total	$9,010	1,483	7,063 **	(15,631)	1,925

*       Accruals carry forward from operating period.
**     Adjustments to reserves totaled $7.1 million, and were primarily the result of revised estimates relating to the cost of professional services and human resource costs.

The Company will continue to incur operating costs and receive income on its investments throughout the liquidation period. On a regular basis, we evaluate our assumptions, judgments and estimates that can have a significant impact on our reported net assets in liquidation based on the most recent information available to us, and when necessary make changes accordingly. Actual costs and income may differ from our estimates, which might reduce net assets available in liquidation to be distributed to shareholders.

Balance sheet data
			As of December 31,
	September 30, 2008		2007		2006

			(In thousands)

Cash and cash equivalents	$14,971		$25,182		$72,190
Working capital	12,990		25,702		71,961
Total assets	25,414		34,837		125,772
Total liabilities	16,897		9,131		49,077
Shareholders equity	13,090	*	25,706	*	76,697

* represents net assets in liquidation

Income Statement
	Year Ended December 31,
	2007*	2006

	(In thousands, expect per share amounts)
Statement of Operations Data:
Revenue	$29,666	$211,990
Incone (Loss) from operations	(4,195)	2,572
Net income (loss) from continuing operations	99,371	4,584
Income (loss) from discontinued operations	-	(18,022)
Net income (loss)	99,371	(13,438)
Earnings (loss) per share from continuing operations - basic	$2.94	$0.14
Earnings (loss) per share from discontinued operations - basic	$-	$(0.56)
Earnings (loss) per share - basic	$2.94	$(0.41)
Earnings (loss) per share from continuing operations - diluted	$2.94	$0.14
Earnings (loss) per share from discontinued operations - diluted	$-	$(0.55)
Earnings (loss) per share - diluted	$2.94	$(0.41)
Common shares used in computing per share amounts -
basic	33,837,284	32,444,000
diluted	33,837,284	32,614,000

Book Value per share

	Year Ended	Years Ended December 31,
	December 31, 2007	2006
Numerator:
Net Assets in Liquidation / Total Equity	$13,090,000	$76,697,000
Denominator:
Denominator for basic earnings per share - weighted	33,837,284	32,444,000
average shares outstanding
Effect of stock options	—	170,000
Diluted earnings/(loss) per share:
Denominator for diluted earnings per share - adjusted weighted average shares outstanding and assumed conversions	35,000,104	32,614,000
Book Value per share	$0.374	$2.364
Diluted earnings/(loss) per share	$0.374	$2.3517

The 2007 computation of diluted income per share excludes all options because they are antidilutive. For the year ended December 31, 2006 there were 40,000 options excluded with an average exercise price of $4.70.

Please take note that the Company’s 2007 Annual Report (without exhibits) is enclosed with this proxy statement and is incorporated herein by reference.

PROPOSALS I AND II—AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-500 REVERSE STOCK SPLIT AND TO EFFECT A 500-FOR-1 FORWARD STOCK SPLIT

General

The Board of Directors has unanimously adopted a resolution approving, and recommending to shareholders for approval, amendments to the Company’s Certificate of Incorporation to effect the proposed one-for-five hundred Reverse Stock Split, immediately followed by a five hundred-for-one Forward Stock Split.  The form of amendments are attached hereto as Annex A-1 and Annex A-2. Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both proposals are approved by shareholders.

If the shareholders approve the Reverse Stock Split and Forward Stock Split, subject to final action by the Board of Directors, the Company will file the amendments to the Company’s Certificate of Incorporation with the Secretary of State of the State of New York.  The Reverse/Forward Stock Split will become effective on the date the amendments are filed with the Secretary of State of the State of New York, or such later date as is specified in the filing (the “Effective Date”).  The Company expects the amendments to become effective as soon as practicable following the Annual Meeting.

The Company had 33,837,284 shares of Common Stock outstanding as of the Record Date.  The Company estimates that approximately $20,908 will be paid in cash in lieu of fractional shares.

Payment for Fractional Shares

Within ten days after the Effective Date, the Company will mail to the Cashed Out Shareholders a notice of the filing of the certificates of amendment and a letter of transmittal containing instructions with respect to the submission of shares of Common Stock to the Company.  No certificates or scrip representing fractional shares of Common Stock shall be issued in connection with the Reverse/Forward Stock Split.  Instead, shareholders holding of record fewer than 500 shares of Common Stock immediately prior to the Reverse/Forward Stock Split, upon surrender of their old certificates, will receive cash in lieu of the fractional share of Common Stock resulting from the Reverse Stock Split. Such cash will be paid within approximately ten days following surrender of the old certificates. The price payable by the Company for fractional shares will be determined by multiplying the number of shares of Common Stock held of record by each Cashed Out Shareholder immediately before the Effective Date by $0.30.

Holders of fractional shares will be entitled to receive, and the Company will be obligated to make payment for, cash in lieu of fractional shares only by transmitting stock certificate(s) for shares of Common Stock to the Company, together with the properly executed and completed letter of transmittal. Cashed Out Shareholders may incur a fee in connection with insuring the package (with share certificate and Letter of Transmittal) that is sent to the Company's transfer agent. Cashed Out Shareholders who have lost their certificate would incur an additional fee for a surety bond, which is a minimum of $25.00 or one and a half percent of the fair market value for the lost shares.

Any holder of record of fewer than 500 shares of Common Stock who desires to retain an equity interest in the Company after the Effective Date may do so by purchasing, prior to the Effective Date, a sufficient number of shares of Common Stock such that the total number of shares held of record in such holder’s name immediately prior to the Reverse/Forward Stock Split is equal to or greater than 500 or by transferring its shares to a bank, brokerage firm or other nominee so as to become a beneficial owner of such shares owning them in “street name” through such nominee. Due to the limited trading market for the Company’s Common Stock it is possible that a shareholder desiring to retain an equity interest in the Company may not be able to purchase enough shares to retain an equity interest in the Company at a fair price or at all.

Exchange of Certificates

If you are a Continuing Shareholder with a stock certificate representing your shares, your stock certificate(s) must be exchanged for a new stock certificate(s) that will bear a new CUSIP number. The Company’s transfer agent will furnish shareholders with the necessary materials and instructions to effect the surrender promptly following the Effective Date of the Reverse/Forward Stock Split. The letter of transmittal will direct how old certificates are to be surrendered for new certificates. Shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the transfer agent in accordance with the instructions set forth in the transmittal letter before they can receive their new stock certificate(s) for those shares. The letter of transmittal will also contain instructions in the event that your certificate(s) has been lost, destroyed, or mutilated. Do not send your stock certificates to us, and do not send them to the transfer agent until you have received a transmittal letter and followed the instructions in the letter of transmittal.

Vote Required

Approval of the Reverse Stock Split and the Forward Stock Split will require approval by a majority of the shares of Common Stock that were outstanding on the Record Date.  Accordingly, the Reverse Stock Split and the Forward Stock Split will be approved if at least 16,918,643 shares of Common Stock are voted in favor of the Reverse Stock Split and the Forward Stock Split.  Following this shareholder approval, our Board of Directors will determine when, and if, to file the amendments with the Secretary of State of the State of New York. At this time, the Company does not know whether or not a majority of the shares will be voted in favor of the Reverse Stock Split and the Forward Stock Split.

Appraisal and Dissenters’ Rights

No appraisal or dissenters’ rights are available under New York law or the Company’s Certificate of Incorporation or Bylaws to shareholders who dissent from the Reverse Stock Split or the Forward Stock Split.  The Company will not independently provide its shareholders with any such right.

Source and Amount of Funds or Other Consideration; Expenses of Transaction

The total amount of funds needed to cash out the fractional shares is estimated to be approximately $20,908. The Company will use cash on hand to make this payment.  The Company estimates incurring the following incremental costs and expenses to structure and complete the Reverse/Forward Stock Split:

Filing fees	$—
Legal expenses	10,000
Appraisal fees	19,000
Accounting expenses	—
Printing and mailing costs	2,000
Costs of solicitation firm	—
Paying agent fee	2,500
Other miscellaneous costs	5,500

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE ÒFORÓ THE REVERSE STOCK SPLIT AND THE FORWARD STOCK SPLIT AND THE RELATED AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL III—ELECTION OF DIRECTORS

All of the five current members of the Board of Directors have been nominated for re-election, to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualify.  Unless such authority is withheld as to one or more nominees by marking the enclosed proxy as indicated thereon, the proxy will, if executed and returned, be voted “FOR” the election of the nominees named herein.

If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person as may be designated by the present Board of Directors to replace such nominee.  The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election.

The following table sets forth certain information regarding the nominees:

Directors Standing for Re-election

Nominee	Age	Director Since
ERIC ROSENFELD has served as the general partner of Crescendo Partners, L.P., a New York-based investment firm, since November 1998. In addition, he serves on the Boards of CPI Aerostructures, Inc., as Chairman; and as a Director of Matrikon, Inc., DALSA Corp., Cott Corporation, Hill International and Rhapsody Acquisition Corp (Primoris Corporation). Previously, Mr. Rosenfeld was a Managing Director at CIBC Oppenheimer, a financial services firm, and its predecessor company Oppenheimer & Co., Inc.	51	2005

KARL L. MEYER retired as Chairman of the Board and President of Ermis Maritime Holdings Limited, an owner and operator of ocean going tankers.  Previously, he held similar positions with Homeport Bancorp, Inc. (1991-2000), a single bank holding company, and Marine Transport Lines, Inc., the owner and operator of 58 vessels, from April 1986 to December 1989.  Mr. Meyer was Managing Director of Diogenes Management Company, an investment advisory company, from July 1995 to 2004.  He served as a director of Stelmar Shipping, Inc. and BT Shipping Ltd and more recently served as a director of Computer Horizons from May 2003 to May 2004.
	70	2005

FRANK J. TANKI has served as a director of Media Sciences International, Inc. since December 2006 and as a director of MonoSol Rx LLC since January 2007. Prior to Mr. Tanki’s retirement in 2000, he spent 36 years with Coopers & Lybrand (now PriceWaterhouseCoopers) and retired in 1998 as a Senior Partner in the Business Assurance practice. During his career, he was a member of the firm’s Executive Committee, Director of Accounting and SEC Technical Services and Partner-In-Charge of the New York practice group.	68	2005

WILLEM VAN RIJN has served as Senior Advisor to the founder and management committee of Capco, an operations and technology consulting and solutions firm since 2002.  Prior to joining Capco, Mr. van Rijn was a Senior Partner with PriceWaterhouseCoopers, and its predecessor Coopers & Lybrand, where he served as the Managing Partner of the Japanese financial services consulting practice from 1998 to 2002, and the global strategy and financial risk management consulting practice from 1995 to 1998.  Mr. van Rijn serves as a director of Media Sciences International, a Nasdaq listed technology company.
	59	2005

ROBERT F. WALTERS most recently served as a director of Zavata, a business process outsourcing (BPO) company that provides technology-based BPO solutions to the healthcare, insurance, government and commercial industries from 2003 until 2005.  Prior to joining Zavata in 2003, Mr. Walters was an Executive Vice President and Chief Information Officer of John Hancock Financial Services (1995-2004), when it was acquired by ManuLife of Toronto, Canada.  Prior to joining John Hancock, Mr. Walters held a variety of senior information technology positions at Citicorp, in the United States, London and Brussels.  He was the Chief Information Officer of European technology, managing the technology operations of businesses in 14 countries in Western Europe.
	59	2005

Executive Officers of the Company

Name	Age
Dennis J. Conroy	63
Dennis J. Conroy has been President and Chief Executive Officer of the Company since October 2005. He served in various leadership roles at management consulting firms, bringing 30 years of management and leadership experience to the Company. From November 2003 to September 2004, Mr. Conroy served as a Managing Director at BearingPoint, Inc., New York, New York, a global management and technology consulting company. From 1998 through April 2002, Mr. Conroy held various leadership positions with PriceWaterhouseCoopers, New York, New York, including membership in PriceWaterhouseCoopers’ North American Executive Leadership Team and CEO of PriceWaterhouseCooper’s West Business Unit. Prior to joining PriceWaterhouseCoopers, Mr. Conroy served as vice president of Booz/Allen/Hamilton, Inc.’s communications and technology practice, as well as managing partner of the National Information—Communications Industry Practice at Coopers & Lybrand.

Barbara Rodriguez	55
Barbara Rodriguez has served in various roles with the Company since March 2003 and has been Chief Financial Officer since April 2006.  As of January 1, 2008, Mrs. Rodriguez is also acting as Chief Financial Officer of an unrelated company, Airborne Health, Inc., Bonita Springs, Florida, makers of an herbal health formula. Prior to joining the Company, Mrs. Rodriguez served as: Vice President of Client Services at i2 Technologies; Chief Operating Officer at NextGenMarkets, Inc. and Senior Vice President, Information Technology and Chief Information Officer at Alliant Exchange Corporation; and Vice President, Controller and Chief Compliance Officer at Compaq Corporation.  Mrs. Rodriguez has a MBA in finance from Bernard Baruch College and a B.S. in Business Administration from Geneva College.

During the past five years, none of the above named Directors or Executive Officers has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the above named persons are citizens of the United States.

Corporate Governance

The Company’s Board of Directors and senior management have adopted and adhered to corporate governance practices that the Company believes maximize shareholder value in a manner consistent with the highest standards of integrity.  The Company continually reviews and updates its governance practices based on the standards of the Financial Industry Regulatory Authority, legal requirements, SEC regulations and best practices recommended by governance authorities.

Several of our significant corporate governance practices include the following:

•	Our Board has determined that all five directors currently serving on the Board are “independent directors” as defined under the listing standards of the Financial Industry Regulatory Authority.

•	All members of the Audit Committee, Governance/Nominating Committee and Compensation Committee are independent.

•	Our independent directors meet at each regularly scheduled meeting without the presence of management.

•	Our independent outside auditors meet privately with the Audit Committee at all scheduled meetings thereof.

Meeting Attendance

The Board of Directors of the Company is currently comprised of five members.  The Board held eleven meetings and the standing committees held six meetings in 2007.  Each director attended at least 75% of the meetings of the Board held in 2007 and meetings held by all committees of the Board on which such director served during the period that the director so served in 2007.

Every director is expected to make reasonable efforts to attend Board meetings, meetings of committees of which such director is a member and the Company’s annual meeting of shareholders each year.

Board Independence

The Board of Directors has reviewed the independence of each director under the listing standards of the Financial Industry Regulatory Authority.  Based upon its review, the Board has determined that all of the directors currently serving on the Board are “independent directors” as defined under the listing standards of the Financial Industry Regulatory Authority and Messrs. Tanki, Meyer and Van Rijn also meet the additional independence standards for Audit Committee members.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to the Secretary of the Company at Computer Horizons Corp., c/o the Board of Directors (or, at the shareholder’s option, c/o Eric Rosenfeld, Chairman of the Board), 2001 Route 46 East, Suite 310, Parsippany, New Jersey 07046.  The Secretary will ensure that this communication (assuming it is properly marked c/o of the Board of Directors or c/o Eric Rosenfeld, Chairman of the Board) is delivered to the Board or the specified director as the case may be.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Company is committed to sound corporate governance principles.  The Company has adopted Corporate Governance Guidelines as the formal codification of certain corporate governance practices developed by the Board of Directors over the Company’s history as well as new practices to be implemented to help the Board to fulfill its responsibilities to shareholders.  The Company has also adopted a Code of Business Conduct and Ethics applicable to its employees, officers and directors, a copy of which is available at the Company’s website at www.chrzcorp.com.

Committees of the Board

The Board of Directors has three standing committees: an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee.  The Board of Directors has adopted, and may amend from time to time, a written charter for each of these committees.  A copy of each of these charters is available at the Company’s website at www.chrzcorp.com. The Company is not including the information contained on or available through its web site as a part of this Proxy Statement.

Audit Committee

The Audit Committee presently is comprised of Frank Tanki (Chair), Karl Meyer and William Van Rijn.  The Board of Directors has reviewed the qualifications of each member of the Audit Committee and has determined that each member is “independent” under the current listing standards of the Financial Industry Regulatory Authority applicable to Audit Committee members.  The Board has further determined, in its business judgment, that each member of the Audit Committee is financially literate and that Mr. Tanki qualifies as an “audit committee financial expert” as defined by applicable rules promulgated by the Securities and Exchange Commission.  The Audit Committee met five times in 2007.  The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Audit Committee. A copy of this charter is available at the Company's website at www.chrzcorp.com.

As set forth in the Audit Committee charter, the Audit Committee has responsibility for assisting the Board in, among other things, overseeing: the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the qualification, independence and performance of the independent auditors.  The Audit Committee also prepares the Audit Committee report that is required pursuant to the rules of the Securities and Exchange Commission.  The Committee’s functions include: review and evaluation of the qualifications and performance of the independent auditor including, appointment and replacement of the independent auditor, compensation and supervision of the independent auditor and pre-approval of all audit services and permitted non-audit services; review and discussion with management and the independent auditor of interim and annual financial statements and related management’s discussion and analysis and related releases to the public of such information; review of significant complaints regarding accounting, internal accounting controls or auditing matters; and review and reassessment of the Code of Business Conduct and Ethics.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee currently is comprised of Messrs. Meyer (Chair), Rosenfeld and Tanki.  The Board of Directors has determined that all of the members are “independent” under the current listing standards of the Financial Industry Regulatory Authority.  The Corporate Governance/Nominating Committee did not meet in 2007.  The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee. A copy of this charter is available at the Company's website at www.chrzcorp.com.

As set forth in the Corporate Governance/Nominating Committee charter, the Corporate Governance/Nominating Committee has responsibility for assisting the Board in, among other things, effecting Board organization, membership and function including identifying qualified Board nominees; effecting the organization, membership and function of Board committees including composition and recommendation of qualified candidates; establishment of and subsequent periodic evaluation of successor planning for the chief executive officer and other executive officers; development and evaluation of criteria for Board membership such as overall qualifications, term limits, age limits and independence; and oversight of compliance with the Corporate Governance Guidelines. The Corporate Governance/Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors.

At a minimum, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of a director’s responsibilities;

•
be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member (including developing and maintaining sufficient knowledge of the Company and its industry, reviewing and analyzing reports and other information important to Board and committee responsibilities, preparing for, attending and participating in Board and committee meetings and satisfying appropriate orientation and continuing education guidelines); and

•	have the capacity and desire to represent and balance the best interests of the shareholders as a whole and not just a special interest group or constituency.

In addition, the Corporate Governance/Nominating Committee:

•
shall develop specific criteria that take into account any particular needs of the Company based on its business, size, ownership, growth objectives, community, customers and other characteristics as they may need to be adjusted and refocused as these Company characteristics change and evolve; and

•
when practical, prepare at least annually a list of any specific criteria so identified that are not adequately represented on the Board and, when practical, should indicate the most significant deficiencies that should be given the highest priority in recruiting new director candidates possessing the missing criteria.

Shareholders wishing to recommend a candidate for consideration by the Corporate Governance/ Nominating Committee may do so by writing to the Secretary, Computer Horizons Corp., 2001 Route 46 East, Suite 310, Parsippany, New Jersey 07054 by the date specified under “Shareholder Proposals”.  Recommendations should include (a) the qualifications of the proposed nominee, (b) the principal occupations and employment of the proposed nominee during the past five years, (c) each directorship currently held by the proposed nominee, (d) a statement from the proposed nominee that he or she has consented to the submission of the recommendation, and (e) a representation that the shareholder nominating the candidate is a holder of the Company’s stock entitled to vote at the meeting.

Compensation Committee

The Compensation Committee currently is comprised of Messrs. Rosenfeld, Walters (Chair) and Van Rijn.  The Board of Directors has determined that all of the members are “independent” under the current listing standards of the Financial Industry Regulatory Authority.  The Compensation Committee met one time in 2007.  The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee. A copy of this charter is available at the Company's website at www.chrzcorp.com.

As set forth in the Compensation Committee charter, the Compensation Committee has responsibility for assisting the Board in, among other things: evaluating and making recommendations regarding the compensation of the executive officers and directors of the Company; assuring that the executive officers are compensated effectively in a manner consistent with the stated compensation strategy of the Company; producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the Securities and Exchange Commission; periodically evaluating the terms and administration of the Company’s incentive plans and benefit programs and monitoring of compliance with the legal prohibition on loans to directors and executive officers of the Company.

Security Ownership of Certain Beneficial Owners

The following table presents certain information with respect to the beneficial ownership of shares of the Company’s common stock (its only class of voting securities) as of December 31, 2008 (except as noted otherwise), by (a) persons owning more than 5% of such shares, (b) each director, (c) the named executive officers identified in the Summary Compensation Table, and (d) all directors and named executive officers as a group.

The Company has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission.  Unless otherwise indicated, to the Company’s knowledge, each shareholder has sole voting and dispositive power with respect to the securities beneficially owned by that shareholder. There were 33,837,204 shares of Common Stock issued and outstanding as of the Record Date.

Unless otherwise indicated, the address of each person listed below is c/o Computer Horizons Corp., 2001 Route 46 East, Suite 310, Parsippany, NJ 07046-1496.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class (%)

Eric Rosenfeld Crescendo Partners II, LP 825 3rd Avenue New York, NY 10022
	2,401,600	(1)	7.1

Karl L. Meyer	0		--

Frank J. Tanki	0		--

Willem Van Rijn	0		--

Robert F. Walters	0		--

Dennis Conroy	0		--

Brian Delle Donne	0		--

Barbara Rodriguez	0		--

Marci Braunstein	0		--

All directors and executive officers as a group (nine persons)	2,401,600	(1)	7.1

Boston Avenue Capital 415 South Boston, 9th Floor Tulsa, OK 74103	2,380,071	(2)	7.0

Southpaw Asset Management LP Four Greenwich Office Park Greenwich, CT 06831	4,036,774	(3)	11.9

________________________________
(1)
Includes 2,401,600 shares owned by Crescendo Partners II, L.P.  Crescendo Partners L.P. filed a Schedule 13D Statement with the Securities and Exchange Commission stating that as of October 21, 2005, it may be deemed to have sole voting power and sole dispositive power with respect to 2,401,600 shares of the Company’s common stock with no shared voting power or shared dispositive power.

(2)
Boston Avenue Capital, LLC, an Oklahoma limited liability company, Yorktown Avenue Capital, LLC, an Oklahoma limited liability company, Value Fund Advisors, LLC, an Oklahoma limited liability company, Charles Gillman, a U.S. citizen, and the Herbert & Roseline Gussman Foundation, a private, non-operating, foundation trust located in Tulsa, Oklahoma filed a Schedule 13D/A Statement with the Securities and Exchange Commission stating that as of March 2, 2007 they may be deemed to have sole voting power and sole dispositive power with respect to 2,380,071 shares of the Company’s common stock with no shared voting power or shared dispositive power.

(3)
Southpaw Credit Opportunity Master Fund LP (the “Fund”), Southpaw Asset Management LP (“Management”), Southpaw Holdings LLC (“Holdings”), Kevin Wyman and Howard Golden (Messrs. Wyman and Golden, together with Management and Holdings, the “Southpaw Management Group”), filed a Form 4 Statement with the Securities and Exchange Commission stating that as of November 4, 2008, the Fund may be deemed the beneficial owner of 10.6%, and the Southpaw Management Group may be deemed the beneficial owner of 11.9%, of the Company’s Common Stock. The Southpaw Management Group has the power to vote and dispose of the 4,036,774 shares of Common Stock held by the Fund, Management and Holdings. The Fund has the power to vote and dispose of the 3,584,480 shares of Common Stock it holds.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission.  Such officers, directors and 10 percent shareholders are also required by Commission rules to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes, during the fiscal year ended December 31, 2007, that there was compliance with all section 16(a) filing requirements applicable to its officers, directors and 10 percent shareholders.

Executive Compensation

The following table sets forth the compensation paid by the Company for the fiscal years indicated, to the Chief Executive Officer and to each of the Company’s other executive officers, whose combined salary and bonus exceeded $100,000, (together, the “named executive officers”), as of December 31, 2007.

Summary Compensation Table
As of December 31, 2007

Name and Principal Position	Year	Salary (3)	Bonus(1)	All Other Compen- sation (2)	Total
Dennis J. Conroy	2007	$212,475	$450,000	$4,000	$666,475
President and Chief Executive Officer	2006	365,000	—	14,201	379,201
Brian A. Delle Donne	2007	181,131	400,000	5,000	586,131
Executive Vice President and Chief Operating Officer	2006	275,000	—	14,234	289,234
Barbara Rodriguez	2007	234,249	103,076	4,800	342,125
Chief Financial Officer	2006	198,019	100,000	37,726	335,745
Marci Braunstein	2007	156,451	7,000	—	163,451
Corporate Controller	2006	151,250	72,337	1,967	225,554

________________________________
(1)	Ms. Rodriguez was awarded a retention bonus of $75,000 in 2007 which was paid on December 31, 2007, in one lump sum payment.

(2)
The Company sponsors and pays in full basic life and accidental death & dismemberment insurance policies for all benefit eligible employees in the amount of one times base salary up to a maximum of $150,000.  The premiums remitted for these policies in 2006 were $234 for Messrs. Conroy and Delle Donne, and an additional $176 for Ms. Rodriguez.  Under each such insurance policy, the insured has the right to designate the beneficiaries.

The Company maintains a defined contribution 401(k) savings plan.  Full-time salaried employees are eligible to participate in the Plan following the completion of six months of continued service.  The Company contributes $.50 for every dollar contributed by all participating salaried employees up to 4% of each employee’s semi-monthly salary deferral.  In 2007, Mr. Conroy received a company match in the amount of $709.04.  Mrs. Rodriguez received a company match in the amount of $2,643.96.

Ms. Rodriguez received $4,800 in compensation for an auto lease allowance during 2007.

(3)	Ms. Rodriguez began employment in April 2006. The agreement provided for an annual salary at a rate of $200,000.

Employment Agreements

On February 7, 2007, Barbara Rodriguez accepted an employment agreement to continue employment through December 31, 2007, or until formation of the liquidating trust.  She continued to receive her regular wages and other compensation determined in her retention bonus agreement.  Ms. Rodriguez has also received pay-out for current period accrued but unused vacation not to exceed two weeks base salary post-employment per Company policy, severance pay in the amount of $75,000 and relocation expenses of $5,000 to relocate back to Florida.   Ms. Rodriguez has agreed to travel to New Jersey for short-term stays as business needs dictate.  On June 30, 2008, Ms. Rodriguez discontinued her status as a full-time employee of the Company and agreed to continue to serve as the Company’s CFO at an hourly rate of $250.00 until such time as the Company has wound down all remaining obligations and activities that require her involvement.

On October 20, 2005, in connection with the appointment of Dennis J. Conroy as Chief Executive Officer and President of Computer Horizons Corp. (the “Company”), the Company entered into an employment letter (the “Conroy Letter”) with Mr. Conroy, which sets forth terms and provisions governing Mr. Conroy’s employment as Chief Executive Officer and President of the Company.  The Conroy Letter provided for an annual salary of $365,000. In connection with his employment, Mr. Conroy received an option grant to purchase 100,000 shares of the Company’s common stock, $.10 par value, at an exercise price of $4.16 per share pursuant to and in accordance with the Company’s 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”). Such stock option was scheduled to vest and become exercisable as to one-third of such shares on each of October 19, 2006, October 19, 2007 and October 19, 2008. The 2008 vesting was accelerated by the Board of Directors so that all options vested as of January 31, 2007. Beginning in April 2007, Mr. Conroy is compensated on an hourly basis at a rate of $300/hour.

On October 20, 2005, in connection with the appointment of Brian A. Delle Donne as Executive Vice President and Chief Operating Officer of the Company, the Company entered into an employment letter (the “Delle Donne Letter”) with Mr. Delle Donne, which set forth terms and provisions governing Mr. Delle Donne’s employment as Executive Vice President and Chief Operating Officer of the Company.  The Delle Donne Letter provided for an annual salary of $275,000.  In connection with his employment, Mr. Delle Donne received an option grant to purchase 75,000 shares of the Company’s common stock, $.10 par value, at an exercise price of $4.16 per share pursuant to and in accordance with the Company’s 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”).  Such stock option was scheduled to vest and become exercisable as to one-third of such shares on each of October 19, 2006, October 19, 2007 and October 19, 2008. The 2008 vesting was accelerated by the Board of Directors so that all options vested as of January 31, 2007.  Mr. Delle Donne was provided with a car allowance of $1,000 per month and was eligible for twenty-five paid vacation days per year.  Mr. Delle Donne voluntarily resigned from the Company effective May 31, 2007 and received a lump sum severance payment of $410,577.

Compensation Committee Report

The Compensation Committee met one time in 2007.  Under the terms of its Charter, the Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for our corporate officers.  Their responsibility includes:

•	Making recommendations regarding the compensation of the executive officers of the Company and its affiliates and their performance relative to their compensation.

•
Assuring that the executive officers are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies.

•	Periodically evaluating the terms and administration of the Company’s incentive plans and benefits programs.

•	Monitoring compliance with the legal prohibition on loans to directors and executive officers of the Company.

•	Producing an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with the rules and regulations promulgated by the Securities and Exchange Commission.

Compensation Policies

The Compensation Committee (the “Committee”) of the Board of Directors consists of three non-employee Directors.  As set forth in the Compensation Committee Charter, the Committee is responsible for developing policies and making specific recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers.  The Committee believes that executive compensation should be closely aligned with the Company’s short-term and long-term performance.  The goal of these policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.  Accordingly, it is the view of the Committee that the compensation program for executive officers should consist of the following:

•	Base salary;

•	Annual performance based cash incentive awards;

•	Long-term compensation; and

•	Certain other benefits.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Chairman, Robert Walters; Eric Rosenfeld and Willem van Rijn.  None of these individuals was at any time during the fiscal year ended December 31, 2007 or at any other time one of our officers or employees.

None of our executive officers serve as a member of the Board of Directors or the compensation committee of any other entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Directors’ Compensation

In 2005, the Company engaged Hewitt Associates to conduct an independent review of Outside Director Compensation. Based upon this study, effective October 18, 2005, the compensation for non-employee Directors was modified as follows:

•	Per meeting fee for non-employee Directors was adjusted from $1,000 to $2,000, which was the median among companies paying Board meeting fees.

•	Annual fees for Audit Committee and Compensation Committee Chair were adjusted to $8,000 and $5,000 respectively due to stringent corporate governance mandates, responsibilities and time commitments.

•	The initial up-front stock option award was moved from 10,000 to 15,000 bringing the stock option award in line with the standard market approach.

The following table sets forth the compensation paid by the Company to its directors for the fiscal year ended December 31, 2007.

Director Compensation Table

Name	Fees Earned or Paid in Cash
Eric Rosenfeld	$50,500.00
Karl L. Meyer	48,083.37
Frank J. Tanki	52,666.74
Willem Van Rijn	46,333.37
Robert F. Walters	43,916.74

The following summarizes non-employee Director compensation:

•	The Chairman of the Board will receive an annual retainer of $30,000;

•	Each non-employee director will receive an annual retainer of $20,000;

•	Each non-employee director will receive an additional $2,000 per each Board meeting attended;

•	Each non-employee director of each standing committee will receive a fee of $1,000 per each full length committee meeting attended;

•
Chairs of the Board and the various standing committees, excepting the Audit Committee, will receive an annual fee of $5,000.  In lieu of the foregoing, effective June 1, 2008 the Chair of the Audit Committee will receive an annual fee of $18,000; and

•
Each non-employee member of the Board receives a one-time initial grant of an option to purchase 15,000 shares of the Company’s common stock and an annual grant of an option to purchase 10,000 shares, with an exercise price equal to the fair market value on the date of the grant.

The Board of Directors has decided to limit the number of meetings for which they will receive per-meeting compensation to four meetings per year (starting after the 2009 Annual Meeting).

Directors’ and Officers’ Liability Insurance

The Company maintains directors’ and officers’ liability insurance, providing coverage of up to $20,000,000, subject to a deductible.  The policy also insures the Company against amounts paid by it to indemnify directors and officers.  The current policy covers a period of one year at an annual premium of approximately $404,960.

Compensation Committee

Robert Walters, Chair
Eric Rosenfeld
Willem Van Rijn

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE INDIVIDUALS IDENTIFIED AS DIRECTOR NOMINEES

PROPOSAL IV—RATIFICATION OF THE APPOINTMENT OF APM AS THE COMPANY’S INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Amper, Politziner & Mattia, LLP (“APM”), independent auditors, to examine the financial statements of the Company for the year ending December 3l, 2008.  This selection is being presented to the shareholders for approval at the annual meeting.  If the shareholders do not approve the employment of APM, the selection of independent auditors will be reconsidered by the Board of Directors.

A representative of APM is expected to be present at the annual meeting with the opportunity to make a statement, if he/she so desires, and to be available to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees

Fees for audit services totaled $150,000 and $1,332,000 in 2007 and 2006, respectively, including fees for the audit of the Company’s annual financial statements included in the Company’s Form 10-K, review of the Company’s quarterly financial statements included in the Company’s Forms 10-Q, Sarbanes Oxley Section 404 audit procedures, consents and accounting consultations, and other such services that generally only an independent accountant can provide.

Audit Related Fees

Fees for audit-related services totaled $23,625 and $164,000 in 2007 and 2006, respectively, including acquisition due diligence, review of the Company’s Registration Statement on Form S-8 filing, Chimes SAS 70 review, and other services traditionally performed by independent accountants.

Tax Fees

None in 2007 and 2006.

Other Fees

None in 2007 and 2006.

Grant Thornton LLP (“GT”) previously served as the principal accountants for the Company.  On November 10, 2006, GT was dismissed by the Company.  The dismissal was recommended by the Audit Committee of the Company’s Board of Directors.

On November 10, 2006, the Company engaged APM as the Company’s principal accountant.  The engagement of APM was recommended by the Audit Committee of the Company’s Board of Directors.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve services to be performed by the Company’s independent public accountants in the categories of audit services, audit-related services, tax services and other services.  Additionally, the Audit Committee will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.  All services have been approved by the Audit Committee, and all audit services performed by APM were performed by permanent, full-time employees of APM.

Report of the Audit Committee

The Audit Committee, among other things, oversees the Company’s financial reporting processes in accordance with the Audit Committee charter adopted by the Board.  The Board of Directors has reviewed the qualifications of the members of the Audit Committee and has determined that each member is “independent” under the current listing standards of the Financial Industry Regulatory Authority.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with APM, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the Company’s audited financial statements for the year 2007, their judgments as to the quality of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.  In addition, the Committee has discussed with APM their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114 (successor to Statement on Auditing Standards No. 61) “Communication with Audit Committees” and SAS No. 90, “Audit Committee Communications,” and considered the compatibility of non-audit services provided by APM with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits.  The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.  The Committee and the Board have also recommended, subject to shareholder approval, the appointment of APM as the Company’s independent auditors for the current year.

Frank Tanki, Audit Committee Chair and Financial Expert
Karl Meyer, Audit Committee Member
Willem Van Rijn, Audit Committee Member

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF APM AS THE COMPANY’S INDEPENDENT AUDITORS.

OTHER INFORMATION

The cost of solicitation of proxies will be borne by the Company.  Directors, officers and employees of the Company may solicit proxies on behalf of the Company in person or by telephone, facsimile or other electronic means without additional compensation.  The Company also has engaged the firm of MacKenzie Partners, Inc. to assist in soliciting proxies at a fee of $5,500.00 plus reasonable expenses for these services.

The Board of Directors is aware of no other matters that are to be presented to the shareholders for action at the meeting.  If, however, any other matters properly come before the meeting, or any continuation of the meeting pursuant to adjournment or postponement thereof, the persons named in the enclosed form of proxy will vote such proxies in accordance with their judgment on such matters.

All shareholders of record as of December 31, 2008 have been sent, or are concurrently herewith being sent a copy of the 2007 Annual Report on Form 10-K (without exhibits).  Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2007; upon the written request of any shareholder, the exhibits filed with the Company’s 2007 Annual Report on Form 10-K will be supplied without charge.  Requests should be directed to Shareholder Relations, Computer Horizons Corp., 2001 Route 46 East, Suite 310, Parsippany, New Jersey 07054.

Shareholder Proposals

Deadline for Receipt of Shareholder Proposals

If our Exchange Act registration is not terminated in connection with the Reverse/Forward Stock Split, shareholder proposals that are intended to be presented at the Company’s 2010 Annual Meeting of Shareholders must be received by the Company at the Company’s principal executive office located at 2001 Route 46 East, Suite 310, Parsippany, New Jersey, 07054 no later than September 7, 2009 in order to be included in the proxy statement for that meeting.  Shareholders wishing to nominate directors or bring a proposal before the 2010 Annual Meeting of Shareholders (but not include it in the Company’s proxy material) must provide written notice of such nomination or proposal to the attention of the corporate secretary, no later than September 7, 2009.

Discretionary Voting Authority

On May 21, 1998, the SEC adopted an amendment to rule 14a-4, as promulgated under the Exchange Act.  The amendment to Rule 14a-4 (c)(1) governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the Company’s proxy statement.  This amendment provides that if the Company does not receive notice of a proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then the Company will be permitted to use its discretionary authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.  The date by which such notice must be received by the Company for the 2010 Annual Meeting is November 21, 2009.  If during the prior year the Company did not hold an Annual Meeting, or if the date of the annual meeting has changed more than 30 days from the prior year, then notice must not have been received a reasonable time before the Company mails its proxy materials in order for the Company to be allowed to use its discretionary voting authority when the proposal is raised.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document.  This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, each of which was filed previously with the SEC and contains important information about the Company and its financial condition. A copy of the Annual Report is being filed with this proxy statement.

The Company will amend this proxy statement and our Schedule 13E-3 to include or incorporate by reference any additional documents that the Company may file with the SEC under Section 13(a), 13(e), 14, or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.

The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in this proxy statement.  You may obtain a copy of these documents and any amendments thereto by writing to the Corporate Secretary at the following address: Investor Relations, Computer Horizons Corp., 2001 Route 46 East, Suite 310, Parsippany, NJ  07054.  These documents are also included in our SEC filings, which you can access electronically at the SEC’s web site at http://www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this proxy statement, annexes and associated documents are “forward-looking” statements, as well as historical information.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct.  The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors.  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  All forward-looking statements attributable to the Company are expressly qualified in their entirety by these and other factors.

By Order of the Board of Directors,

Michael C. Caulfield
Secretary

Parsippany, New Jersey
January 5, 2009

ANNEX A-1:
PROPOSED FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

Certificate of Amendment

of

the Certificate of Incorporation

of

COMPUTER HORIZONS CORP.

Under Section 805 of the Business Corporation Law

It is hereby certified that:

1.           The name of the corporation is Computer Horizons Corp. (the “Corporation”).

2.           The Certificate of Incorporation of the Corporation was filed by the Department of State on the 24th day of March 1969.

3.           Immediately upon the effectiveness of this Amendment to the Corporation's Certificate of Incorporation pursuant to the New York Business Corporation Law (the "Effective Time"), each five hundred (500) issued and outstanding shares of the Corporation's Common Stock, par value $0.10 per share, shall be converted into one (1) new share of the Corporation's Common Stock, $0.10 par value per share, as constituted following the Effective Time.

4.           To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added immediately after article FOURTH:

“FOURTH A:  Effective as of the effectiveness of the amendment to this Certificate of Incorporation adding this Article FOURTH A thereto (the “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-five hundredth (1/500th) of a fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 500 shares of Common Stock immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, such fractional shares shall be canceled and converted into the right to receive the cash payment of $0.30 per share on a pre-split basis to each shareholder owning fewer than 500 shares of Common Stock immediately prior to the effective time of this Amendment.”

5.           The Amendment of the Certificate of Incorporation was authorized by vote of the Board of Directors of the Corporation followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at an annual meeting of the Corporation's shareholders duly called and held on February 10, 2009.

           IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this __day of _______, 2009.

COMPUTER HORIZONS CORP.

_________________________
Name: Dennis J. Conroy
Title:   Chief Executive Officer

ANNEX A-2:
PROPOSED FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT FORWARD STOCK SPLIT

Certificate of Amendment

of

the Certificate of Incorporation

of

COMPUTER HORIZONS CORP.

Under Section 805 of the Business Corporation Law

It is hereby certified that:

1.           The name of the corporation is Computer Horizons Corp. (the “Corporation”).

2.           The Certificate of Incorporation of the Corporation was filed by the Department of State on the 24th day of March 1969.

3.           Immediately upon the effectiveness of this Amendment to the Corporation's Certificate of Incorporation pursuant to the New York Business Corporation Law (the "Effective Time"), each one (1) issued and outstanding share of the Corporation's Common Stock, par value $0.10 per share, shall be converted into five hundred (500) shares of the Corporation's Common Stock, $0.10 par value per share, as constituted following the Effective Time.

4.           To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added immediately after article FOURTH A:

“FOURTH B:  Effective as of the effectiveness of the amendment to this Certificate of Incorporation adding this Article FOURTH B thereto (the “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share Common Stock, either issued or outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder who holds in excess of one (1) share immediately prior to the time this Amendment becomes effective shall and is hereby automatically reclassified and changed (without any further act) into five hundred (500) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 500-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Common Stock shall be issued.”

5.           The Amendment of the Certificate of Incorporation was authorized by vote of the Board of Directors of the Corporation followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at an annual meeting of the Corporation's shareholders duly called and held on February 10, 2009.

           IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this __day of _______, 2009.

COMPUTER HORIZONS CORP.

Name: Dennis J. Conroy
Title: Chief Executive Officer

ANNEX B:
FAIRNESS OPINION OF FINANCIAL ADVISOR

November 21, 2008

Board of Directors
Computer Horizons Corp.
2001 Route 46 East, Suite 310
Parsippany, New Jersey 07054

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of the cash consideration proposed to be paid in connection with the Reverse Stock Split for the shares of Common Stock held by the Cashed Out Shareholders (all which will be described and defined below) as of November 21, 2008 (the “Opinion Date”).

Under the contemplated transactions, Computer Horizons would effect a reverse stock split of its outstanding common stock, par value $0.10 per share (the “Common Stock”), pursuant to which each shareholder that would be a record holder of less than one share of Common Stock as result thereof would be paid cash consideration in lieu of receiving such fractional share (the “Reverse Stock Split”) equal to $0.30 per share of Common Stock held by such shareholder immediately prior to the Reserve Stock Split and would no longer be a shareholder of Computer Horizons (each such shareholder being referred to herein as a “Cashed Out Shareholder”).  Immediately after the Reverse Stock Split, Computer Horizons would effect a forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transactions”), with the result that all shareholders of Computer Horizons prior to the Reverse Stock Split other than the Cashed Out Shareholders (the “Continuing Shareholders”) would continue as shareholders of Computer Horizons after the Transactions with the same respective shareholdings as they held immediately prior to the Transactions.

The opinions expressed in this letter are subject to the assumptions and limiting conditions which are attached to this opinion as Exhibit I.  In connection with this opinion, we reviewed, among other things, the documents listed in Exhibit II to this opinion.

Board of Directors
Computer Horizons Corp.

In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of Computer Horizons.  We did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Computer Horizons, nor were we furnished any such evaluations or appraisals.  Our opinion is based upon the economic and financial conditions existing on the date of this opinion.

It is understood that this opinion is for the information of the Board of Directors and shareholders of Computer Horizons and may not be used for any other purpose without our prior written consent, provided however, that Computer Horizons is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to Computer Horizons’ shareholders pursuant to applicable securities laws, rules and regulations.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration proposed to be paid in connection with the Reverse Stock Split for the shares of Common Stock held by the Cashed Out Shareholders is fair, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of Computer Horizons Corp.

Sincerely,

/s/ Hempstead & Co. Inc.

Hempstead & Co. Inc.

ASSUMPTIONS AND LIMITING CONDITIONS

1.	Information, estimates and opinions contained in this opinion are obtained from sources considered reliable; however, no liability for such sources is assumed by the appraiser.

2.
We have relied upon the accuracy and completeness of information supplied by the client company without further verification thereof.  We have assumed that all financial statements were prepared in conformity with generally accepted accounting principles unless informed otherwise.

4.
Possession of this letter, or a copy thereof, does not carry with it the right of publication of all or part of it, provided however, that Computer Horizons is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to Computer Horizons’ shareholders pursuant to applicable securities laws, rules and regulations.

5.	We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company and this opinion, unless previous arrangements have been made.

6.
This opinion is valid only for the date specified herein and only for the purpose specified herein.  The opinion presented in this letter may not be used out of the context presented herein.  It is also stipulated that this letter is not to be used for any purpose other than that stated.

7.
Neither the professionals who worked on this engagement nor the Managing Directors of Hempstead & Co. Inc. have any present or contemplated future interest in Computer Horizons, any personal interest with respect to the parties involved, or any other interest that might prevent us from providing an unbiased opinion.  Our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this letter.

 EXHIBIT II

PARTIAL LIST OF DOCUMENTS REVIEWED

•	Computer Horizons Corp. Form 8-K dated September 29, 2006 and filed October 6, 2006;

•	Computer Horizons Corp. Form 8-K dated October 18, 2006 and filed October 18, 2006;

•	Computer Horizons Corp. Form 8-K dated November 7, 2006 and filed November 8, 2006;

•	Computer Horizons Corp. Form 8-K dated February 14, 2007 and filed February 15, 2007;

•	Computer Horizons Corp. Form 8-K dated June 30, 2007 and filed August 8, 2007;

•	Computer Horizons Corp. Form 8-K dated December 19, 2007 and filed December 19, 2007;

•	Computer Horizons Corp. Form 10-K dated December 31, 2007 and filed March 31, 2008;

•	Computer Horizons Corp. Form 8-K dated January 25, 2008 and filed February 5, 2008;

•	Computer Horizons Corp. Form 10-Q dated March 31, 2008 and filed May 9, 2008;

•	Computer Horizons Corp. Form 10-Q dated June 30, 2008 and filed August 14, 2008.

•	Computer Horizons Corp. Form 10-Q dated September 30, 2008 and filed November 12, 2008.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
TOLL-FREE (800) 322-2885

REVOCABLE PROXY CARD
COMPUTER HORIZONS CORP.

ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 10, 2009
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
10:00 A.M., local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Dennis J. Conroy and Michael C. Caulfield, and each of them, as the true and lawful attorneys and proxies, each with full power of substitution and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of COMPUTER HORIZONS CORP. to be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP located in Park Avenue Tower, 65 East 55th Street, New York, New York 10022; on February 10, 2009 at 10:00 a.m., local time, and any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated January 5, 2009, and a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS REVOCABLE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

COMPUTER HORIZONS CORP. — ANNUAL MEETING, FEBRUARY 10, 2009

YOUR INSTRUCTIONS TO VOTE ARE IMPORTANT!

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

FOLD AND DETACH HERE

The Board of Directors of Computer Horizons Corp. recommends a vote “FOR” the following proposals.

				Please mark as indicated in this example		●
For	Against	Abstain		For All	Withhold All	For All Except
1. To approve, subject to final action by the Board of Directors, an amendment to our Certificate of Incorporation whereby the Company will effect a 1-for-500 reverse stock split (the “Reverse Stock Split”), such that shareholders owning of record fewer than 500 shares of common stock, par value $0.10 per share (the “Common Stock”) will have such shares cancelled and converted into the right to receive $0.30 for each share of Common Stock held of record prior to the Reverse Stock Split;
¡	¡	¡	3. The election of directors of all nominees listed (except as marked to the contrary below): (01) Eric Rosenfeld (02) Karl Meyer (03) Frank Tanki (04) Willem Van Rijn (05) Robert Walters	¡	¡	¡
For	Against	Abstain		For	Against	Abstain
2. To approve, subject to shareholder approval of the proposal described in (1) above and final action by the Board of Directors, to take effect immediately following the Reverse Stock Split, an amendment to our Certificate of Incorporation whereby the Company will effect a 500-for-1 forward stock split of our outstanding Common Stock;
¡	¡	¡	4. To ratify the appointment of the accounting firm of Amper, Politziner & Mattia as the Company’s independent auditors for the year ending December 31, 2008.	¡	¡	¡
				For	Against	Abstain
			5. To take such action as the proxy holders or either of them may determine upon any other matters that may properly come before the meeting or any adjournment thereof.	¡	¡	¡

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

This proxy, when properly executed, will be voted in the manner directed.  If no direction is made, this proxy will be voted “FOR” Proposals 1, 2, 3, 4 and 5.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature(s) should agree with name(s) printed hereon.  Please correct any errors in address shown.  If signing in representative capacity include full title.  Proxies by a corporation should be signed in its name by an authorized officer.  Where stock stands in more than one name, all holders of record should sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

Please be sure to date and sign this proxy card in the box below.

Date

Sign above